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                                                                     EXHIBIT 2.1

                                                                  EXECUTION COPY

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                               AAC HOLDING CORP.,

                             AAC ACQUISITION CORP.,

                        AMERICAN ACHIEVEMENT CORPORATION

                                       AND

                          THE STOCKHOLDERS PARTY HERETO

                                   DATED AS OF

                                DECEMBER 24, 2003

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                                TABLE OF CONTENTS

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ARTICLE I THE MERGER.......................................................................................        1

     1.1      The Merger...................................................................................        1
     1.2      Effective Time of the Merger.................................................................        2
     1.3      Directors and Officers.......................................................................        2
     1.4      Closing......................................................................................        2
     1.5      Additional Actions...........................................................................        2

ARTICLE II CONVERSION OF AND PAYMENT FOR SECURITIES........................................................        2

     2.1      Conversion of Capital Stock..................................................................        2
     2.2      Warrants; Options............................................................................        3
     2.3      Preferred Stock of Commemorative Brands, Inc.................................................        4
     2.4      Payment of Total Purchase Price..............................................................        4
     2.5      Appointment of Stockholders' Representative..................................................        6
     2.6      Working Capital Adjustments..................................................................        7
     2.7      Closing Adjustments..........................................................................        9

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS.............................................       10

     3.1      Organization.................................................................................       10
     3.2      Title........................................................................................       10
     3.3      Authorization; Validity of Agreement; Necessary Action.......................................       10
     3.4      Consents and Approvals; No Violations........................................................       11
     3.5      Litigation...................................................................................       11
     3.6      Exclusivity of Representations and Warranties................................................       11

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY...................................................       11

     4.1      Organization.................................................................................       11
     4.2      Capitalization...............................................................................       12
     4.3      Authorization; Validity of Agreement; Company Action.........................................       13
     4.4      Consents and Approvals; No Violations........................................................       13
     4.5      SEC Reports and Financial Statements.........................................................       14
     4.6      No Undisclosed Liabilities...................................................................       15
     4.7      Absence of Certain Changes...................................................................       15
     4.8      Taxes........................................................................................       15
     4.9      Owned and Leased Real Properties.............................................................       16
     4.10     Intellectual Property........................................................................       17
     4.11     Agreements, Contracts and Commitments........................................................       18
     4.12     Litigation...................................................................................       18
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     4.13     Environmental Matters........................................................................       19
     4.14     Employee Benefit Plans.......................................................................       20
     4.15     Compliance With Laws.........................................................................       22
     4.16     Permits......................................................................................       22
     4.17     Labor Matters................................................................................       22
     4.18     Insurance....................................................................................       22
     4.19     Suppliers....................................................................................       23
     4.20     Debt.........................................................................................       23
     4.21     Assets.......................................................................................       23
     4.22     Inventories..................................................................................       24
     4.23     Accounts Receivable..........................................................................       24
     4.24     Customers....................................................................................       24
     4.25     Affiliate Transactions.......................................................................       24
     4.26     Brokers......................................................................................       24
     4.27     Exclusivity of Representations and Warranties................................................       25

ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE BUYER AND TRANSITORY SUBSIDIARY............................       25

     5.1      Organization.................................................................................       25
     5.2      Capitalization...............................................................................       25
     5.3      Authorization; Validity of Agreement; Necessary Action.......................................       25
     5.4      Consents and Approvals; No Violations........................................................       26
     5.5      Litigation...................................................................................       26
     5.6      Financing Resources..........................................................................       26
     5.7      Brokers......................................................................................       26

ARTICLE VI COVENANTS; ADDITIONAL AGREEMENTS................................................................       26

     6.1      Interim Operations of the Company............................................................       26
     6.2      Confidentiality..............................................................................       28
     6.3      Access to Information........................................................................       28
     6.4      Filings; Third Party Consents................................................................       29
     6.5      Public Disclosure............................................................................       29
     6.6      Directors' and Officers' Insurance and Indemnification.......................................       29
     6.7      Resignations.................................................................................       30
     6.8      Additional Actions...........................................................................       31
     6.9      Taxes........................................................................................       31
     6.10     Exclusivity..................................................................................       31
     6.11     Stockholders' Release........................................................................       32
     6.12     Notice of Developments.......................................................................       32
     6.13     Noncompetition and Nonsolicitation...........................................................       32

ARTICLE VII CONDITIONS TO EFFECT THE MERGER................................................................       33

     7.1      Conditions to Each Party's Obligation to Effect the Merger...................................       33
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     7.2      Conditions to the Buyer's and the Transitory Subsidiary's Obligation to Effect the Merger....       34
     7.3      Conditions to the Company's and the Stockholders' Obligations to Effect the Merger...........       36

ARTICLE VIII TERMINATION...................................................................................       38

     8.1      Termination..................................................................................       38
     8.2      Effect of Termination........................................................................       39

ARTICLE IX SURVIVAL; INDEMNIFICATION.......................................................................       39

     9.1      Survival.....................................................................................       39
     9.2      Indemnification..............................................................................       40
     9.3      Limits on Indemnification by the Stockholders................................................       41
     9.4      Subrogation..................................................................................       43
     9.5      Exclusive Remedy.............................................................................       43
     9.6      No Circular Recovery.........................................................................       43

ARTICLE X DEFINITIONS......................................................................................       43

ARTICLE XI MISCELLANEOUS...................................................................................       45

     11.1     Notices......................................................................................       45
     11.2     Entire Agreement.............................................................................       47
     11.3     No Third Party Beneficiaries.................................................................       47
     11.4     Assignment...................................................................................       47
     11.5     Fees and Expenses............................................................................       47
     11.6     Amendment....................................................................................       47
     11.7     Extension; Waiver............................................................................       47
     11.8     Interpretation...............................................................................       48
     11.9     Counterparts.................................................................................       48
     11.10    Severability.................................................................................       48
     11.11    Governing Law................................................................................       48
     11.12    Submission to Jurisdiction...................................................................       48
     11.13    Remedies.....................................................................................       49
     11.14    Waiver of Jury Trial.........................................................................       49
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Schedule I  -      Stockholders
Schedule II -      Warrants and Options

Exhibit A -    Form of Warrant Termination
Exhibit B -    CBI Certificate of Incorporation
Exhibit C -    Sample Balance Sheet
Exhibit D -    Maximum and Minimum Working Capital and Cash Amounts
Exhibit E -    Financing Letters
Exhibit F -    Schedule of Projected Capital Expenditures
Exhibit G -    Scope of Environmental Review
Exhibit H -    Facilities

                          AGREEMENT AND PLAN OF MERGER

            AGREEMENT AND PLAN OF MERGER, entered into as of December 24, 2003, by and among American Achievement Corporation, a Delaware corporation (the "Company"), AAC Holding Corp., a Delaware corporation (the "Buyer"), AAC Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of the Buyer (the "Transitory Subsidiary"), the stockholders of the Company listed on
Schedule I attached hereto (each, a "Stockholder", and, collectively, the "Stockholders") and, for purposes of Section 2.5 only, Castle Harlan, Inc. in its capacity as Stockholders' Representative. The Buyer, the Transitory Subsidiary, the Company, the Stockholders and the Stockholders' Representative are individually referred to herein as a "Party" and collectively referred to herein as the "Parties".

                              Preliminary Statement

            WHEREAS, the respective Boards of Directors of the Company, the Buyer and the Transitory Subsidiary deem it advisable and in the best interests of each corporation and their respective stockholders that the Buyer acquire the Company;

            WHEREAS, the acquisition of the Company by the Buyer shall be effected through a merger (the "Merger") of the Transitory Subsidiary with and into the Company in accordance with the terms of this Agreement and the General Corporation Law of the State of Delaware (the "DGCL"), as a result of which the Company shall become a wholly-owned subsidiary of the Buyer;

            WHEREAS, the Board of Directors of the Company (the "Company Board") and the Stockholders have approved and adopted this Agreement and the Merger; and

            WHEREAS, the Buyer and the Transitory Subsidiary have approved and adopted this Agreement and the Merger.

            NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the Parties hereto agree as follows:

                                    ARTICLE I

                                   THE MERGER

            1.1 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.2), the Company and the Transitory Subsidiary shall consummate the Merger pursuant to which (a) the Transitory Subsidiary shall be merged with and into the Company and the separate corporate existence of the Transitory Subsidiary shall thereupon cease, (b) the Company shall be the successor or surviving corporation in the Merger (the "Surviving Corporation") and shall continue to be governed by the laws of the State of Delaware, (c) the Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until

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further amended in accordance with the DGCL, and (d) the By-laws of the Company, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation until further amended in accordance with the DGCL. The Merger shall have the effects set forth in Section 259 of the DGCL.

            1.2 Effective Time of the Merger. Subject to the provisions of this Agreement, prior to the Closing (as defined in Section 1.4), the Buyer shall prepare, and on the Closing Date (as defined in Section 1.4) the Buyer shall cause to be filed with the Secretary of State of the State of Delaware, a certificate of merger in such form as is required by, and executed by the Surviving Corporation in accordance with, the relevant provisions of the DGCL (the "Certificate of Merger"). The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as is established by the Parties and set forth in the Certificate of Merger (the "Effective Time").

            1.3 Directors and Officers. The directors of the Transitory Subsidiary immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation, until each such director's successor is duly elected or appointed and qualified. Except as set forth in Section 6.7, the officers of the Company immediately prior to the Effective Time shall be, from and after the Effective Time, the officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation, until each such officer's successor is duly elected or appointed and qualified.

            1.4 Closing. The closing of the Merger (the "Closing") shall take place at 10:00 a.m., on a date to be specified by the Parties (the "Closing Date"), which shall be no later than two Business Days following the satisfaction or waiver of all of the conditions set forth in Article VII of this Agreement, other than such conditions which are to be satisfied on the Closing Date, at the offices of Schulte Roth & Zabel LLP, 919 Third Avenue, New York, New York, 10022, unless another date, place or time is agreed to in writing by the Parties hereto; provided, that, in no event shall the Closing take place prior to ten days following the delivery of any Company Breach Notice, Stockholder Breach Notice or Buyer Breach Notice pursuant to Sections 8.1(d) or 8.1(e). The Closing shall be concurrent with the Effective Time. For purposes of this Agreement, "Business Day" shall mean any day of the year, other than a Saturday, Sunday or any day on which banks are required or authorized to close in New York, New York.

            1.5 Additional Actions. The Buyer, the Surviving Corporation and the Stockholders may, at any time after the Effective Time, take any action, including executing and delivering any document in the name and on behalf of the Company, reasonably necessary in order to consummate the transactions contemplated by this Agreement.

                                   ARTICLE II

                    CONVERSION OF AND PAYMENT FOR SECURITIES

            2.1 Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holders of any shares of
(i) common stock, par

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value $0.01 per share, of the Company (the "Common Stock"), (ii) Series A
Preferred Stock, par value $0.01 per share, of the Company (the "Series A Preferred Stock") (each share of Common Stock and Series A Preferred Stock, a "Share", and, collectively, the "Shares") or (iii) common stock, par value $0.01 per share, of the Transitory Subsidiary (the "Transitory Subsidiary Common Stock"):

            (a) Capital Stock of the Transitory Subsidiary. Each issued and outstanding share of the Transitory Subsidiary Common Stock shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.

            (b) Exchange of Common Stock. Each issued and outstanding share of Common Stock shall be converted into the right to receive in cash the Price Per Common Share, to be paid to the holder thereof at the Closing. All such shares of Common Stock, from and after the Effective Time, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any shares of Common Stock shall cease to have any rights with respect thereto, except for the right to receive the Price Per Common Share with respect to such shares. For purposes of this Agreement, "Price Per Common Share" shall mean an amount equal to (A) the Total Purchase Price (as defined in Section 2.4) plus the aggregate exercise price of the Warrants and the Options receiving Warrant Consideration or Option Consideration pursuant to Section 2.2, less the sum of the aggregate amounts payable pursuant to Section 2.4(a), (b), (c) and (d), divided by (B) the aggregate number of shares of Common Stock issued and outstanding on the date hereof, as set forth on Schedule I, plus the aggregate number of shares of Common Stock underlying the Warrants and Options receiving Warrant Consideration or Option Consideration pursuant to Section 2.2, each as set forth on Schedule
II. Each share of Common Stock held in the treasury of the Company shall be cancelled without any conversion thereof and no payment or distribution shall be made with respect thereto.

            (c) Exchange of Preferred Stock. Each issued and outstanding share of Series A Preferred Stock shall be converted into the right to receive $100.00 in cash, plus all accrued and unpaid dividends thereon through and including the Closing Date (the "Preferred Stock Cash Merger Consideration", to be paid to the holder thereof at the Closing. All such shares of Series A Preferred Stock, from and after the Effective Time, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any shares of Series A Preferred Stock shall cease to have any rights with respect thereto, except for the right to receive the Preferred Stock Cash Merger Consideration. Each share of preferred stock held in the treasury of the Company shall be cancelled without any conversion thereof and no payment or distribution shall be made with respect thereto.

            2.2 Warrants and Options.

            (a) With respect to any warrants to purchase Common Stock set forth on Schedule II (each, a "Warrant", and, collectively, the "Warrants"), the Company shall, prior to the Closing, obtain the written agreement of each holder of a Warrant, as set forth on Schedule II, that such Warrant will be cancelled in exchange for the payment of the Warrant Consideration (as defined below). Such written agreements shall be in the form attached hereto as Exhibit A and will include a provision that payment of such Warrant Consideration in respect of any

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Warrant shall be deemed a release of any and all rights the holder had or may have had in and in respect of such Warrant. At the Closing, each Warrant shall be cancelled by the Company pursuant to such written agreements, and the Company shall pay to each holder thereof an amount equal to the excess of the Price Per Common Share over the exercise price of such Warrant, multiplied by the number of Shares subject to such Warrant (the "Warrant Consideration"), each as set forth on Schedule II attached hereto.

            (b) Prior to the Closing, the Company shall use commercially reasonable efforts to obtain the written agreement of each holder of options to purchase Common Stock (each, an "Option" and collectively, the "Options") under the Company's 2000 Stock Option Plan (the "Option Plan"), as set forth on
Schedule II, that such Options will be cancelled in exchange for the payment of the Option Consideration (as defined below). Such written agreements shall be in form and substance reasonably satisfactory to the Buyer and the Company and will include a provision that payment of such Option Consideration in respect of any Option shall be deemed a release of any and all rights the holder had or may have had in and in respect of such Option. At the Effective Time, each outstanding Option whether or not then exercisable, shall be cancelled by the Company pursuant to such written agreements, and the Company shall pay to each holder of cancelled Options at the Closing an amount in cash equal to the excess of the Price Per Common Share over the per share exercise price of such Option, multiplied by the number of Shares underlying such Option (the "Option Consideration"), minus the amount of any withholding required under federal, state or local law as a result of the transactions contemplated under this
Section 2.2.

            2.3 Preferred Stock of Commemorative Brands, Inc. Simultaneously with the Closing, the Company shall cause Commemorative Brands, Inc. ("CBI") to redeem all of the issued and outstanding shares of its Series A Preferred Stock (the "CBI Preferred Shares"), as set forth on Schedule 4.2(a) of the Disclosure Schedule, and to pay to the holder thereof an amount equal to $100.00 per share in cash, plus all accrued and unpaid dividends thereon through and including the Closing Date, in accordance with CBI's Certificate of Incorporation, attached as Exhibit B hereto (the "CBI Preferred Consideration"). The redemption of CBI Preferred Shares as set forth in this Section 2.3 shall be deemed a release of any and all rights the holder had or may have had in and in respect of such CBI Preferred Shares, other than the right to receive the CBI Preferred Consideration in respect thereof.

            2.4 Payment of Total Purchase Price. The aggregate cash amount to be paid by the Buyer at Closing shall be $403.5 million, subject to adjustment as set forth in Sections 2.6 and 2.7 (the "Total Purchase Price"). At the Closing, the Buyer shall pay by wire transfer of immediately available funds the Total Purchase Price as follows:

            (a) to such account or accounts as the Company specifies to the Buyer, the aggregate amount required to pay and satisfy in full all costs, fees and expenses (including legal, accounting, consulting, advisory and brokerage fees and expenses) incurred by the Company or the Stockholders in connection with the negotiation and preparation of this Agreement, related agreements and the transactions contemplated hereby and thereby, including without limitation the fees and expenses of Deutsche Bank Securities, Inc., Lane Berry & Co. International, Schulte Roth & Zabel LLP and Deloitte & Touche LLP, and any and all payments required to be made under the Success Bonus Plan (as defined in Section 7.2(p)) as a result of the transactions

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contemplated hereby (the "Transaction Expenses"), in each case to the extent incurred at or prior to the Closing;

            (b) to such account or accounts as the Company specifies to the Buyer in accordance with instructions provided to the Company by holders of Debt (as hereinafter defined) of the Company and the Company Subsidiaries, the aggregate amount necessary to satisfy and extinguish all Debt of the Company and the Company Subsidiaries (including without limitation all principal and accrued interest thereon through the date on which such Debt is satisfied and extinguished, and all premiums and other amounts and expenses associated with
(x) tendering for and repurchasing or redeeming in full the 11-5/8% Senior Notes due 2007 of the Company (the "11-5/8% Notes") issued pursuant to the indenture dated as of February 20, 2002, as amended or supplemented (the "11-5/8% Note Indenture"), as contemplated by Section 6.14 and (y) repurchasing or redeeming in full the 11% Senior Subordinated Notes due 2007 of CBI (the "11% CBI Notes") issued pursuant to the indenture dated December 16, 1996, as amended or supplemented (the "CBI Note Indenture")), other than Debt specified on Section 2.4(b) of the Disclosure Schedule; provided, that a portion of the amount allocated to the purchase, redemption or defeasance of the 11-5/8% Notes as described above in this clause (b), equal to the excess, if any, of (i) the aggregate amount which would be necessary to repurchase or redeem in full 100% of the outstanding 11-5/8% Notes in accordance with Section 6.14 if 100% of such Notes were tendered over (ii) the aggregate amount necessary to repurchase or redeem the 11-5/8% Notes actually tendered in the Tender Offer at the Closing in accordance with Section 6.14 (including, without limitation, in either case, all principal and accrued interest thereon through the Closing Date and all premiums paid thereon in accordance with Section 6.14) shall be paid into an account specified by the Buyer (which, for the avoidance of doubt, will not affect the deduction of such amount contemplated by Section 2.1(b) for purposes of calculating the Price Per Common Share);

            (c) to such account or accounts as the Company specifies, the aggregate amount required to pay in full the aggregate Preferred Stock Cash Merger Consideration;

            (d) on behalf of CBI, to such account or accounts as the holders of the CBI Preferred Shares specify no later than two days prior to the Closing, the aggregate amount required to pay in full the aggregate CBI Preferred Consideration;

            (e) to such account or accounts as the Company specifies to the Buyer, an amount to the Stockholders' Representative equal to $2,000,000 to be held by the Stockholders' Representative to satisfy the obligations of the Stockholders pursuant to Section 2.6(f)(i);

            (f) to such account or accounts as the Company specifies, an amount to each Stockholder equal to (i) the Price Per Common Share multiplied by the number of shares of Common Stock owned by such Stockholder as set forth on
Schedule I minus (ii) the product of (A) the aggregate amount paid pursuant to
Section 2.4(e) multiplied by (B) such Stockholders' "Pro Rata Percentage" (as set forth on Schedule I);

            (g) to such account or accounts as the Company specifies, an amount to each holder of a Warrant equal to the Warrant Consideration for such Warrant payable pursuant to the terms of Section 2.2; and

            (h) to such account or accounts as the Company specifies, an amount to each holder of an Option equal to the Option Consideration for such Option payable pursuant to the terms of Section 2.2;

provided, however, that the Buyer will be entitled to deduct and withhold or cause the Company to deduct and withhold and promptly pay over to the appropriate taxing authority any withholding taxes or other amounts required under the Code or any applicable law to be deducted, withheld and paid over. To the extent that any such amounts are so deducted, withheld and paid over, such amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Not later than two Business Days prior to the Closing, the Company shall furnish to the Buyer a certificate (the "Closing Payment Certificate"), signed by the Company, dated the Closing Date, which sets forth (i) each party entitled to a payment pursuant to Section 2.4 and the amount due in respect thereof (the aggregate amount of which payments shall not exceed the Total Purchase Price) and (ii) the aggregate amount of cash dividends or other cash distributions paid or made by the Company from and after the date of this Agreement to the Closing Date. The Buyer shall be entitled to rely conclusively on the amounts set forth in the Closing Payment Certificate. For purposes of this Agreement, "Person" shall mean means any individual or corporation, association, partnership, limited liability company, joint venture, joint stock or other company, business trust, trust, organization, Governmental Entity or other entity of any kind.

            2.5 Appointment of Stockholders' Representative. (a) Each of the Stockholders does hereby make, constitute and appoint Castle Harlan, Inc. (the "Stockholders' Representative"), as his, her or its agent, to act in his, her or its name, place and stead, as such Stockholder's attorney-in-fact, to (i) execute and deliver all documents necessary or desirable to carry out the intent of this Agreement and any other documents, instruments and/or agreements contemplated by this Agreement (each, an "Additional Agreement"), (ii) determine whether the conditions to Closing in Article VII hereof have been satisfied,
(iii) initiate, defend or settle any claims for indemnification under Article IX hereof and, except as set forth in Section 2.5(d), to serve as the named party with respect to any such claims on behalf of each of the Stockholders, (iv) give and receive on behalf of the Stockholders any and all notices from or to any Stockholder hereunder or under any Additional Agreement, (v) grant any consent or approval on behalf of the Stockholders under this Agreement, (vi) hold and pay over to the Buyer a portion of the Total Purchase Price on behalf of the Stockholders for the purpose of satisfying any payments which may be required pursuant to Section 2.6(f)(i), and (vii) make all other elections or decisions contemplated by this Agreement and any Additional Agreement, and does hereby give and grant unto the Stockholders' Representative the power and authority to do and perform each such act and thing whatsoever that the Stockholders may or are required to do pursuant to this Agreement and all Additional Agreements, and to amend, modify or supplement any of the foregoing in each such Stockholder's name, place and stead, as if such Stockholder had personally done such act, and Castle Harlan, Inc. as Stockholders' Representative hereby accepts such appointment. The death, incapacity, dissolution, liquidation, insolvency or bankruptcy of any Stockholder shall not terminate such appointment or the authority and agency of the Stockholders' Representative. The power-of-attorney granted in this Section is coupled with an interest and is irrevocable. The Stockholders agree jointly and severally to indemnify, defend and hold harmless the Stockholders' Representative from and against any and all loss, damage, liability and expense that may be incurred by the Stockholders' Representative arising out of or in connection with its acceptance or appointment as Stockholders' Representative under this Agreement (except such as may result from the Stockholders' Representative's bad faith), including the legal costs and expenses of defending itself against any claim or liability in connection with its performance under this Agreement and any Additional Agreements executed and delivered by the Stockholders' Representative in connection with this Agreement or any Additional Agreement. In connection with its appointment as set forth in clause (vi) above, the Stockholders' Representative hereby agrees for the benefit of the Stockholders that it will promptly (subject, if applicable, to the resolution of any dispute in accordance with the procedures set forth in Section 2.6) satisfy any obligations of the Stockholders pursuant to Section 2.6(f)(i) out of, and in an amount not exceeding, the aggregate amount held by the Stockholders' Representative on the Stockholders' behalf pursuant to Section 2.4(e) and clause
(vi) above.

            (b) Reliance. Each Party hereto shall be entitled to rely exclusively upon any communication given or other action taken by the Stockholders' Representative on behalf of the Stockholders pursuant to this Agreement, and shall not be liable for any action taken or not taken in good faith reliance on a communication or other instruction from the Stockholders' Representative on behalf of the Stockholders.

            (c) Limitation on Liability. The Stockholders' Representative, solely in its capacity as such, shall have no liability to the Buyer for any default under this Agreement or any Additional Agreement by any Stockholder, and shall have no liability whatsoever to the Stockholders or any Person claiming by, through or under them, for or in respect of any of its acts or omissions, except only for its bad faith.

            (d) Additional Limitation. Notwithstanding the foregoing, the Stockholders' Representative, each Stockholder, the Company and the Buyer expressly acknowledge that the Stockholders' Representative shall have no authority or responsibility to act on behalf of any Stockholder in connection with any claim, action or proceeding initiated against such Stockholder pursuant to a breach by such Stockholder of such Stockholder's individual representations, warranties or covenants hereunder.

            2.6 Working Capital Adjustments.

            (a) Estimated Balance Sheet. The Company will, in consultation with the Buyer and in good faith, prepare or cause to be prepared, and delivered to the Buyer not later than three Business Days prior to the Closing Date, an estimated consolidated balance sheet of the Company as of immediately prior to the Closing (the "Estimated Closing Balance Sheet"), together with a written statement setting forth in reasonable detail its estimate of the Working Capital as of immediately prior to the Closing as reflected on the Estimated Closing Balance Sheet (the "Estimated Working Capital Statement"). The Estimated Closing Balance Sheet and the Estimated Working Capital Statement will be prepared using accounting principles consistently applied and elements classified and presented in a manner consistent with the balance sheet included in the Company's Monthly Financial Reporting Packages currently being provided to certain of the Company's institutional shareholders (an example of which as of November 29, 2003, together with the form of Estimated Working Capital Statement, is attached as Exhibit C); provided, that the Estimated Closing Balance Sheet and the Estimated Working

Capital Statement will (i) classify accrued interest and the Taylor defined pension plan liability as elements of accrued expenses and (ii) exclude any excess of the deferred tax asset over $2.784 million from current assets. Subject to the foregoing, for purposes of this Agreement, "Working Capital" shall be defined as the current assets of the Company (consisting of trade accounts receivable net of allowance for doubtful accounts, inventory, prepaid expenses and other account receivables) less the current liabilities of the Company (consisting of trade accounts payable, customer prepayments, accrued expenses and consigned gold).

            (b) Adjustment to Total Purchase Price. If the Working Capital reflected on the Estimated Working Capital Statement is less than $19,400,000, the Total Purchase Price payable at Closing pursuant to Section 2.4 shall be reduced by the amount of such shortfall on a dollar-for-dollar basis; provided, that in no event shall the Total Purchase Price be decreased pursuant to this
Section 2.6(b) by more than the Maximum Working Capital Amount set forth opposite the calendar week in which the Closing takes place as set forth on Exhibit D hereto and in no event shall the Total Purchase Price be decreased pursuant to this Section 2.6(b) by less than the Minimum Working Capital Amount set forth opposite the calendar week in which the Closing takes place as set forth on Exhibit D hereto. Furthermore, notwithstanding the foregoing, the reduction to the Total Purchase Price contemplated in the preceding sentence shall itself be decreased dollar-for-dollar by the amount of any Cash Shortfall (as such term is defined in Section 6.1 of this Agreement).

            (c) Closing Balance Sheet. As promptly as possible and in any event within forty-five days after the Closing Date, the Buyer will prepare or cause to be prepared, and will provide to the Stockholders' Representative, a consolidated balance sheet of the Company as of immediately prior to the Closing (the "Closing Balance Sheet"), together with a written statement setting forth in reasonable detail its determination of the Working Capital as of immediately prior to the Closing as reflected on the Closing Balance Sheet (the "Working Capital Statement"). The Closing Balance Sheet and the Working Capital Statement will be prepared in a form and manner and on a basis consistent with the form and manner in and basis on which the Estimated Closing Balance Sheet and the Estimated Working Capital Statement were prepared by the Company (the "Accounting Standards"). The Stockholders' Representative will have access at reasonable hours and upon reasonable notice to the work papers and other materials used by the Buyer in the preparation of the Closing Balance Sheet and the Working Capital Statement.

            (d) Dispute Notice. The Closing Balance Sheet and the Working Capital Statement will be final, conclusive and binding on the parties (and will be deemed to constitute a "Final Working Capital Statement" pursuant to Section 2.6(e)) unless the Stockholders' Representative provides a written notice (a "Dispute Notice") to the Buyer no later than the thirtieth (30th) day after delivery of the Working Capital Statement setting forth in reasonable detail (a) any item on the Closing Balance Sheet and/or the Working Capital Statement which the Stockholders' Representative believes has not been prepared in accordance with the Accounting Standards or reflects a mathematical error and (b) the correct amount of such item in accordance with the Accounting Standards. Any item or amount as to which no dispute is raised in the Dispute Notice will be final, conclusive and binding on the parties.

            (e) Resolution of Disputes. The Company and the Stockholders' Representative will attempt to resolve the matters raised in a Dispute Notice in good faith. Ten Business Days after delivery of the Dispute Notice, either the Company or the Stockholders' Representative may provide written notice to the other that it elects to submit the disputed items to KPMG LLP or another nationally recognized independent accounting firm chosen jointly by the Company and Stockholders' Representative (the "Working Capital Referee"). The Working Capital Referee will promptly, in accordance with the Commercial Arbitration Rules of the American Arbitration Association, review only those items and amounts specifically set forth and objected to in the Dispute Notice and resolve the dispute with respect to each such specific item and amount in accordance with the Accounting Standards. The final consolidated balance sheet of the Company as of the Closing Date and the related statement of the Working Capital on the Closing Date as reflected on such balance sheet as so determined by the Working Capital Referee shall be referred to as the "Final Working Capital Statement." The fees and expenses of the Working Capital Referee will be shared equally by the Stockholders and the Buyer, and the decision of the Working Capital Referee with respect to the items of the Closing Balance Sheet and the Working Capital Statement submitted to it will be final, conclusive and binding on the parties. Each of the parties to this Agreement agrees to use its reasonable best efforts to cooperate with the Working Capital Referee and to cause the Working Capital Referee to resolve any dispute no later than thirty Business Days after selection of the Working Capital Referee.

            (f) Purchase Price Adjustment. Promptly, and in any event no later than the fifth Business Day, after determination of the Final Working Capital Statement pursuant to Section 2.6(d) or 2.6(e),

                  (i) if the Working Capital reflected on the Final Working Capital Statement is less than the Working Capital reflected on the Estimated Working Capital Statement, the Stockholders will cause the Stockholders' Representative to pay to the Company out of the funds held by the Stockholders' Representative pursuant to Section 2.4(e) and Section 2.5(a)(vi) the amount of such shortfall by wire transfer in immediately available funds; provided, that in no event shall the sum of the amount of the decrease in the Total Purchase Price pursuant to Section 2.6(b) plus the amount of the decrease in the Total Purchase Price pursuant to this Section 2.6(f)(i), exceed the Maximum Working Capital Amount in the aggregate or be less than the Minimum Working Capital Amount in the aggregate, in each case as specified on Exhibit D hereto opposite the calendar week in which the Closing occurs; and provided further, that the excess, if any, of the funds held by the Stockholders' Representative pursuant to Section 2.4(e) and Section 2.5(a)(vi) over the amount of such shortfall may, after the payment of all amounts required to be paid pursuant to this Section 2.6(f)(i), be released by the Stockholders' Representative to the Stockholders in accordance with each such Stockholder's Pro Rata Percentage; and

                  (ii) if the Working Capital reflected on the Final Working Capital Statement is greater than the Working Capital reflected on the Estimated Working Capital Statement, the Buyer will cause the Company to pay to each Stockholder its Pro Rata Percentage of the amount of such excess by wire transfer in immediately available funds; provided, that in no event shall the amount of the decrease in the Total Purchase Price pursuant to Section 2.6(b), net of the amount of the increase in the Total Purchase Price pursuant to this
Section 2.6(f)(ii), exceed the Maximum Working Capital Amount in the aggregate or be less than the Minimum

Working Capital Amount in the aggregate, in each case as specified on Exhibit D hereto opposite the calendar week in which the Closing occurs.

            2.7 Closing Adjustment. In the event that, prior to the Closing Date, the Company has consummated the acquisition of C-B Graduation Announcements, LLC (the "C-B Closing") pursuant to the Asset Purchase Agreement dated as of September 29, 2003 (the "C-B Agreement") among C-B Graduation Announcements, LLC, Christopher Barr and Commemorative Brands, Inc., the Total Purchase Price payable at Closing pursuant to Section 2.4 shall be increased by the amount of the "Purchase Price" (as such term is used in Section 3 of the C-B Agreement) paid in cash by the Company or any Company Subsidiary at the C-B Closing.

                                   ARTICLE III

               REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

            Each of the Stockholders represents and warrants to the Buyer as follows:

            3.1 Organization. Such Stockholder is a natural person or an entity duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization.

            3.2 Title. Such Stockholder has good and valid title to the number of Shares set opposite its name on Schedule I, free and clear of any liens, encumbrances or other restrictions on transfer. Except for the Shares set forth on Schedule I or as set forth in Section 4.2(a) of the Disclosure Schedule, such Stockholder does not own any capital stock of the Company or any options, warrants or rights to purchase any capital stock of the Company or any securities convertible into or exchangeable for capital stock of the Company. Other than pursuant to this Agreement, there is no contractual obligation pursuant to which such Stockholder has, directly or indirectly, granted any option, warrant or other right to any Person to acquire any Shares.

            3.3 Authorization; Validity of Agreement; Necessary Action. Such Stockholder has full power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by such Stockholder of this Agreement, and the consummation by such Stockholder of the transactions contemplated hereby to be consummated by it, have been duly authorized by the governing body of such Stockholder, if applicable, and no other action on the part of such Stockholder is necessary to authorize the execution and delivery by such Stockholder of this Agreement and the consummation by such Stockholder of the transactions contemplated hereby to be consummated by it. This Agreement has been duly executed and delivered by such Stockholder, and, assuming due and valid authorization, execution and delivery hereof by each of the other Parties hereto, is a valid and binding obligation of the Stockholder, enforceable against it in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting creditor's rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief and other equitable remedies.

            3.4 Consents and Approvals; No Violations. Except for the filings, permits, authorizations, consents and approvals as may be required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), neither the execution, delivery or performance of this Agreement by such Stockholder nor the consummation by such Stockholder of the transactions contemplated hereby, nor compliance by such Stockholder with any of the provisions hereof, will (i) conflict with or result in any breach of any provision of the organizational documents of such Stockholder, if applicable,
(ii) require such Stockholder to obtain any filing with, or permit, authorization, consent or approval of, any court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or agency (a "Governmental Entity"), (iii) result in any violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under, any of the terms, conditions or provisions of any contract to which such Stockholder is a party or is otherwise bound, or (iv) violate in any respect any order, writ, injunction, decree, statute, rule or regulation applicable to such Stockholder or any of its properties or assets.

            3.5 Litigation. Such Stockholder is not subject to any action, suit, proceeding, claim, arbitration or investigation pending or threatened against or affecting the Stockholder, or any judgment, order or decree outstanding against the Stockholder, that would reasonably be expected to affect the ability of the Stockholder to consummate the transactions contemplated hereby.

            3.6 Exclusivity of Representations and Warranties. The representations and warranties made by such Stockholder in this Agreement are the exclusive representations and warranties made by such Stockholder. Such Stockholder hereby disclaims any other express or implied representations or warranties.

                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

            The Company represents and warrants to the Buyer and the Transitory Subsidiary as set forth in this Article IV, except as set forth in the disclosure schedule attached hereto (the "Disclosure Schedule"). The Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article IV, and the disclosures in any paragraph of the Disclosure Schedule shall be deemed to be disclosed and incorporated in any other paragraph of the Disclosure Schedule when such disclosure would be appropriate and the relevance of such disclosure is reasonably clear from the context and content of the disclosure.

            4.1 Organization. (a) Each of the Company and the Company Subsidiaries (as defined below) is an entity duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted, and is duly qualified or licensed to do business and in good standing in each jurisdiction in which the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary.

            (b) Section 4.1(b) of the Disclosure Schedule sets forth a complete and accurate list of the Subsidiaries of the Company (each, a "Company Subsidiary", and, collectively, the "Company Subsidiaries"). As used in this Agreement, the term "Subsidiary" means with respect to a Party any corporation or other entity in which such Party owns a majority of the issued and outstanding capital stock or similar interests or of which such Party is a general partner, managing member or joint venturer. Except as set forth in
Section 4.1(b) of the Disclosure Schedule, the Company does not own any equity interest in any corporation or other entity other than the Company Subsidiaries.

            (c) The Company has (x) made available to the Buyer true, accurate and complete copies of the Organizational Documents of the Company and each of the Company Subsidiaries and (y) made available to the Buyer the minute books of the Company and each of the Company Subsidiaries which contain records of all meetings held of, and other corporate actions taken by, its stockholders, Boards of Directors and any committees appointed by its Boards of Directors. For purposes of this Agreement, "Organizational Documents" means with respect to any entity, (a) the certificate or articles of incorporation or organization and any joint venture, limited liability company, operating or partnership agreement and other similar documents adopted or filed in connection with the creation, formation or organization of such entity and (b) all by-laws, shareholder agreements and similar documents, instruments or agreements relating to the organization or governance of such entity, in each case, as amended or supplemented.

            4.2 Capitalization. (a) The authorized capital stock of the Company consists of 1,250,000 shares of Common Stock, par value $0.01 per share, and 1,250,000 shares of preferred stock, par value $0.01 per share, of which 1,200,000 shares are designated Series A Preferred Stock. The Company holds no shares of its capital stock in its treasury. As of the date hereof, (i) with respect to Common Stock, 809,774.64 shares are issued and outstanding, 97,404 shares are reserved for issuance upon exercise of outstanding Options granted under the Company's stock option plans or otherwise, and 21,405 shares are reserved for issuance upon the exercise of outstanding Warrants; and (ii) with respect to preferred stock, 1,007,365.36 shares of Series A Preferred Stock are issued and outstanding. Schedule I sets forth the name and address of each record and beneficial holder of shares of Common Stock and Series A Preferred Stock and the number of shares of the applicable class held by each such Person. All outstanding shares of the Company's capital stock are duly authorized, validly issued, fully paid and non-assessable. Except as set forth in Section 4.1(b) or in Section 4.2(a) of the Disclosure Schedule, (i) there are no shares of capital stock of the Company or any of the Company Subsidiaries authorized, issued or outstanding, (ii) there are no existing options, warrants, calls, preemptive rights, subscriptions or other rights, agreements, arrangements or commitments of any character, relating to the issued or unissued capital stock of the Company or any of the Company Subsidiaries, obligating the Company or any of the Company Subsidiaries to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or other equity interests in the Company or any of the Company Subsidiaries or securities convertible into or exchangeable for such shares or equity interests, or obligating the Company or any of the Company Subsidiaries to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment, and (iii) there are no outstanding contractual obligations of the Company or any of the Company Subsidiaries to repurchase, redeem or otherwise acquire any Shares or any other capital stock of the Company or any Company Subsidiary.

            (b) Except as set forth in Section 4.2(b) of the Disclosure Schedule, all of the outstanding shares of capital stock and partnership or limited liability company interests of each of the Company Subsidiaries are owned of record and beneficially by the Company and all such shares have been validly issued and are fully paid and nonassessable and are owned by either the Company or one of the Company Subsidiaries free and clear of all liens, charges, claims or encumbrances.

            (c) There are no voting trusts or other agreements or understandings to which the Company or any of the Company Subsidiaries is a party with respect to the voting of the capital stock of the Company or any of the Company Subsidiaries.

            (d) Other than pursuant to Section 2.3 of this Agreement, none of the Company or the Company Subsidiaries is required to redeem, repurchase or otherwise acquire shares of capital stock of the Company, or any of the Company Subsidiaries, as a result of the transactions contemplated by this Agreement.

            4.3 Authorization; Validity of Agreement; Company Action. The Company has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement, and the consummation by it of the Merger and of the transactions contemplated hereby, have been duly authorized by the Company Board and the Stockholders, and no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement and the consummation by it of this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery hereof by each of the other Parties hereto, is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting creditor's rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief and other equitable remedies.

            4.4 Consents and Approvals; No Violations. Except for the filings, permits, authorizations, consents and approvals as may be required as set forth in Section 4.4 of the Disclosure Schedule, the HSR Act, and the DGCL, neither the execution, delivery or performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby nor compliance by the Company with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the Certificate of Incorporation or the By-laws of the Company or any of the Company Subsidiaries,
(ii) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity (other than filings, permits, authorizations, consents or approvals the failure of which to make or obtain would not have an adverse effect on the Company and the Company Subsidiaries, taken together as a whole, or the ability of the Company to consummate the transactions contemplated by this Agreement), (iii) result in any violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of payment, termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any Company Material Contract (as defined in Section 4.11), (iv) violate in any respect any order, writ, injunction, decree, statute, rule or regulation applicable to the Company, any of the Company Subsidiaries or any of their properties or assets, (v) require any action by (including any authorization, consent or approval) or in respect of (including notice to), any Person under any Company Material Contract or Company Permit, or (vi) result in the creation or imposition of any lien upon, or the forfeiture of, any asset of the Company or any of the Company Subsidiaries.

            4.5 SEC Reports and Financial Statements.

            (a) The Company has filed with the Securities and Exchange Commission (the "SEC") all forms, reports, schedules, statements and other documents required to be filed by it since April 8, 2002 under the Securities Exchange Act of 1934, as amended (the "Exchange Act") (collectively, the "Company SEC Documents"). As of their respective dates, the Company SEC Documents, including, without limitation, any financial statements or schedules included therein (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (b) complied in all material respects with the applicable requirements of the Exchange Act, and the applicable rules and regulations of the SEC thereunder. Each of the financial statements (including, in each case, any related notes and schedules) contained in the Company SEC Documents has been prepared from, and is in accordance with, the books and records of the Company and its consolidated Company Subsidiaries, complies in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, has been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) ("GAAP") and fairly presents the consolidated financial position and the consolidated results of operations and cash flows of the Company and its consolidated Company Subsidiaries at the dates and for the periods covered thereby.

            (b) Attached as Section 4.5 of the Disclosure Schedule are copies of the unaudited consolidated balance sheet of the Company as of November 29, 2003 and the related unaudited consolidated statements of income, cash flow and changes in stockholders' equity of the Company and its consolidated Company Subsidiaries for the three month period then ended (the "Interim Financials"). The Interim Financials (i) were prepared in accordance with the books and records of the Company and the Company Subsidiaries, (ii) have been prepared in accordance with GAAP (subject to normal year-end audit adjustments, the effect of which will not, individually or in the aggregate, result in material adjustments, and the absence of notes that, if presented, would not differ materially from those included in the Most Recent 10-K) and (iii) fairly present the consolidated financial position of the Company as of the date thereof and the consolidated results of the operations of the Company and changes in financial position for the period covered thereby.

            (c) The asset reserves and accruals set forth on the face of the balance sheet included in the Most Recent 10-K and in the Interim Financials are fairly stated and all material adjustments to the reserves, and the reasons therefore, have been disclosed in such financial statements and the notes thereto.

            4.6 No Undisclosed Liabilities. Except as set forth in Section 4.6 of the Disclosure Schedule or as specifically disclosed on the face of the balance sheet or the notes thereto included in the Form 10-K of the Company filed with the SEC for the fiscal year ended August 30, 2003 (the "Most Recent 10-K"), and except for liabilities incurred for subsequent periods in the ordinary course of business (none of which liabilities relate to the breach of any contract, commission of any tort or violation of any law) or incurred or to be incurred in connection with the Company's compliance with its obligations pursuant to the Company Material Contracts, the Company and the Company Subsidiaries do not have any liabilities that are material to the Company and the Company Subsidiaries, taken as a whole, either accrued, contingent or otherwise, whether due or to become due.

            4.7 Absence of Certain Changes. Except as set forth in Section 4.7 of the Disclosure Schedule, since August 30, 2003, the Company and the Company Subsidiaries have conducted their business, taken together as a whole, only in the ordinary and usual course in all material respects and there has not occurred: (a) any events or changes that have resulted in or would reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect (as defined below); (b) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to the equity interests of the Company; or (c) any change by the Company or any of the Company Subsidiaries in accounting principles, practices, policies or methods, (d) any amendment to the Organizational Documents of the Company or any of the Company Subsidiaries; (e) any transaction (including payments under the Management Agreement (as defined in Section 7.2(c)) with, or for the benefit of, any Stockholder or any affiliate of any Stockholder (other than payments of wages and salaries made to officers, directors and employees in the ordinary course of business); (f) any material loss, destruction or damage (in each case, whether or not insured) affecting the Company or any material asset of the Company or any of the Company Subsidiaries; (g) any increase in the compensation payable or paid, whether conditionally or otherwise, to any employee, consultant or agent other than in the ordinary course of business, any director or officer or any Stockholder or any affiliate of any Stockholder; (f) any agreement by the Company or any of the Company Subsidiaries to do any of the things referred to elsewhere in this Section 4.7. For purposes of this Agreement, "Company Material Adverse Effect" means any material adverse change, event, circumstance, development or effect on the business, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole.

            4.8 Taxes. The Company, each Company Subsidiary and each affiliated group (within the meaning of Section 1504 of the Internal Revenue Code of 1986, as amended (the "Code")) or consolidated, combined or unitary group (under state or local Tax law) of which the Company or any Company Subsidiary is or has been a member (each, an "Affiliated Group") have timely filed all Tax Returns required to be filed. All Taxes required to be paid (whether or not shown on any Tax Return) by the Company, each Company Subsidiary and any Affiliated Group have been paid in full. Except as set forth in Section 4.8 of the Disclosure Schedule, neither the Company nor any of the Company Subsidiaries has any liabilities for the Taxes of any Person other than the Company and the Company Subsidiaries under Treasury regulation

Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise. Except as set forth on
Section 4.8 of the Disclosure Schedule, no Tax liens have been filed and no claims are being asserted with respect to any Taxes of the Company, any Company Subsidiary or any Affiliated Group, and no examination, audit or inquiry is currently being conducted by any Taxing authority. The Company and each Company Subsidiary have complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and with all reporting and recordkeeping requirements with respect thereto and is not liable for any Taxes for failure to comply with such laws, rules, and regulations. Except as set forth in Section 4.8 of the Disclosure Schedule, none of the Company, the Company Subsidiaries and any Affiliated Group has made or is obligated to make, separately or in the aggregate, any payments that would not be deductible under Code Sections 162, 280G or 404 or that may be subject to an excise tax under Code Section 4999. Except as set forth in Section 4.8 of the Disclosure Schedule, none of the Company, the Company Subsidiaries and any Affiliated Group will be required to include any amount in taxable income or exclude any item of deduction or loss from taxable income for any taxable period (or portion thereof) ending after the Closing as a result of any (a) change in accounting method for a taxable period ending on or prior to the Closing pursuant to Code Section 481, or any similar provision of state, local or foreign Tax law, (b) "closing agreement" as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign Tax law) executed on or prior to the Closing, (c) excess loss account described in Treasury regulations under Code Section 1502, (d) installment sale or open transaction disposition made on or prior to the Closing, or (e) prepaid amount received on or prior to the Closing. Since the Company's inception, the Company and the Company Subsidiaries have not undergone an ownership change within the meaning of Code Section 382. Except as set forth in Section 4.8 of the Disclosure Schedule, there are no outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns of the Company, any Company Subsidiary or any Affiliated Group. Neither the Company nor any Company Subsidiary is a party to any agreement or understanding providing for the allocation or sharing of Taxes other than with respect to each other. For purposes of this Agreement, (i) "Taxes" means all taxes and similar charges or liabilities, including, without limitation, income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, services, transfer, withholding, employment, payroll and franchise taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof, and
(ii) "Tax Returns" means all reports, returns, claim for refund, declarations, statements or other information including any schedule or attachment thereto, and any amendment thereof required to be supplied to a taxing authority in connection with Taxes. The Company has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). As of August 30, 2003, the Company's U.S. net operating loss carryforwards were not less than $73 million. As of the closing date, the Company's aggregate depreciable and amortizable tax basis in its long-term assets, excluding its current assets, will be not less than $190 million.

            4.9 Owned and Leased Real Properties. (a) Section 4.9(a) of the Disclosure Schedule sets forth a list of the addresses of all real property owned by the Company or any

Company Subsidiary (the "Real Estate"). There is no pending or, to the Company's Knowledge, threatened condemnation or eminent domain proceeding with respect to the Real Estate. For purposes of this Agreement, to the "Company's Knowledge" or any phrase of similar import means the actual knowledge of, or such knowledge as would be obtained upon reasonable investigation by, the individuals listed on
Section 4.9(a) of the Disclosure Schedule.

            (b) Except as set forth in Section 4.9(b) of the Disclosure Schedule, all of the buildings, fixtures and other improvements located on the Real Estate are in good operating condition and repair in all material respects. All material permits necessary in connection with the construction upon, and present use and operation of, the Real Estate and the lawful occupancy thereof have been issued by the appropriate Governmental Entities. The current use of the Real Estate is, in all material respects, in accordance with the certificates of occupancy relating thereto and the terms of any such permits. All such permits will continue in full force and effect immediately after giving effect to the transactions contemplated by this Agreement. The Real Estate and its current use, occupancy and operation by the Company and the Company Subsidiaries do not (a) constitute a nonconforming use under any applicable building, zoning, subdivision or other land use or similar legal requirements or
(b) otherwise violate or conflict with any material covenants, conditions, restrictions or other contractual obligations of the Company or the Company Subsidiaries.

            (c) Section 4.9(c) of the Disclosure Schedule sets forth a list of all real property leased, subleased or licensed by the Company or any of the Company Subsidiaries (collectively, the "Company Leases") and the location of the premises. The Company has made available to the Buyer true, correct and complete copies of the Company Leases including all amendments, modifications, notices or memoranda of lease thereto and all estoppel certificates or subordinations, non-disturbance and adornment agreements related thereto. Except as set forth in Section 4.9(c) of the Disclosure Schedule, neither the Company nor any of the Company Subsidiaries nor, to the Company's Knowledge, any other party to any Company Lease, is in material default under any Company Lease.

            4.10 Intellectual Property. (a) The Company and the Company Subsidiaries own, license or otherwise possess legally enforceable rights to use all Company Intellectual Property except, where the failure to own, license or possess such rights has not had at any time during the past eight years (or such shorter period of time as the Company or Commemorative Brands, Inc. (or its predecessors since 1996) has owned the business utilizing such Intellectual Property), and would not reasonably be expected to have, a Company Material Adverse Effect. For purposes of this Agreement, "Company Intellectual Property" means Intellectual Property utilized by the Company or the Company Subsidiaries in the conduct of the business of the Company and the Company Subsidiaries, taken together as a whole; and "Intellectual Property" means (i) patents, trademarks, service marks, trade names, domain names, copyrights, designs and trade secrets, (ii) any applications for and registrations of such patents, trademarks, service marks, trade names, domain names, copyrights and designs, and (iii) other tangible or intangible proprietary or confidential information and material.

            (b) The execution and delivery of this Agreement and consummation of the Merger will not result in any material breach of, or create on behalf of any third party the right to terminate or modify, any license, sublicense or other agreement relating to any Company

Intellectual Property. Section 4.10(b) of the Disclosure Schedule sets forth (i) a complete and accurate list of the Company's issued or applied-for patents, registered or applied-for trademarks and registered or applied-for copyrights and (ii) each contractual obligation under with the Company or any Company Subsidiary has granted to any third party the right to use, or any other interest in, any Company Intellectual Property.

            (c) To the Company's Knowledge, all patents and registrations and applications for registered trademarks, service marks and copyrights that are held by the Company or any of the Company Subsidiaries are valid and subsisting in all material respects. To the Company's Knowledge, except as set forth on
Section 4.10(c) of the Disclosure Schedule, no other Person is infringing, violating or misappropriating any of the Company Intellectual Property.

            (d) To the Company's Knowledge, none of the business or activities conducted by the Company or any of the Company Subsidiaries infringes or violates or constitutes a misappropriation of any Intellectual Property of any third party. Neither the Company nor any of the Company Subsidiaries has received any written (and, except as set forth on Section 4.10(d) of the Disclosure Schedule, the Company has no Knowledge of any threatened) complaint, claim or notice alleging any such infringement, violation or misappropriation.

            4.11 Agreements, Contracts and Commitments. Except as set forth in
Section 4.11 of the Disclosure Schedule or as filed as an exhibit to the Most Recent 10-K (including through incorporation by reference), there are no contracts, agreements, commitments or instruments that are material to the business, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole (including without limitation all written or oral contracts, agreements, commitments or instruments providing for required payments by or to the Company or any of the Company Subsidiaries in excess of $100,000 in any one fiscal year or which cannot be canceled solely at the Company or the applicable Company Subsidiary's option on sixty days' notice or less without payment of any premium or penalty or incurrence of liability, or any agreements to enter into any of the foregoing) (collectively, the "Company Material Contracts"). Each Company Material Contract is in full force and effect and is enforceable by the Company or the applicable Company Subsidiary, as the case may be, in all material respects in accordance with its terms. Neither the Company nor any of the Company Subsidiaries nor, to the Company's Knowledge, any other party to any Company Material Contract is in material violation of or in material default under (nor does there exist any condition that, upon the passage of time or the giving of notice or both, would cause such a material violation of or material default under) any Company Material Contract.

            4.12 Litigation. Except as set forth in Section 4.12 of the Disclosure Schedule, there is no action, suit, proceeding, claim, arbitration or investigation (including Equal Employment Opportunity Commission investigations) pending or, to the Company's Knowledge, threatened against, by or affecting the Company or any of the Company Subsidiaries or any judgment, order or decree outstanding against or affecting the Company or any of the Company Subsidiaries, or any settlement agreement pursuant to which any amounts payable by, or any obligations of, the Company or any of the Company Subsidiaries remain payable or outstanding. Except as set forth on Section 4.12 of the Disclosure Schedule, (i) the Company and the

Company Subsidiaries do not have any indemnification obligations with respect to liabilities of any other Person (by contract or otherwise) (other than indemnification obligations which would not give rise to an aggregate liability of the Company and the Company Subsidiaries in excess of $100,000, indemnification obligations of the Company with respect to liabilities of a Company Subsidiary or indemnification obligations of any Company Subsidiary with respect to liabilities of the Company or any other Company Subsidiary) and (ii) no claims under or in respect of any such indemnification obligation has been made against the Company.

            4.13 Environmental Matters. (a) Except as set forth on Section 4.13 of the Disclosure Schedule: (i) the Company and each of the Company Subsidiaries have complied with in all material respects, and are not currently in material violation of, any applicable Environmental Laws; (ii) the Company and each of the Company Subsidiaries have all material permits, licenses and approvals required under Environmental Laws to operate and conduct their businesses as currently operated and conducted; (iii) there has been no release of hazardous substances in material violation of, or which may give rise to liability under, Environmental Laws at any of the properties currently owned or operated by the Company or any of the Company Subsidiaries; (iv) neither the Company nor any of the Company Subsidiaries have received written notice that hazardous substances generated by the Company or any Company Subsidiary or, to the Knowledge of the Company, any predecessor, have or may have been disposed of or come to rest at any disposal or treatment facility where any governmental authority has required a removal or remedial action, as such term is defined under Environmental Law, and (v) the Company has made available to the Buyer true, accurate and complete copies of all material environmental records, reports, notifications, permits, filed permit applications, engineering studies, and environmental studies or assessments.

            (a) For purposes of this Agreement, "Environmental Law" means any material federal, state, local or foreign law, regulation, order, decree, permit, authorization or published agency requirement of any jurisdiction relating to: (i) the protection of the environment, human health or natural resources or (ii) the use, storage, treatment, transportation, disposal or release of any hazardous substance.

            4.14 Employee Benefit Plans. (a) Section 4.14(a) of the Disclosure Schedule sets forth a complete and accurate list of all Employee Benefit Plans (as defined below) maintained, or contributed to, by the Company or any of the Company Subsidiaries for the benefit of any employee or former employee, independent contractor, officer or director of the Company or any ERISA Affiliate of the Company or for which the Company or any of the Company Subsidiaries has any liability, contingent or otherwise (each, a "Company Employee Plan"). The Company has provided or made available to Purchaser copies of each Company Benefit Plan, including without limitation (to the extent applicable) all plan and trust documents, the governmental filings for the immediately preceding two years (including any financial statements and accountant opinions), summary plan descriptions, the actuarial reports for the most recent two years for each of the preceding two years, and the most recent IRS determination letter. Each Company Benefit Plan (other than any Multiemployer Plan) has been operated in all material respects in compliance with its terms and applicable law, including without limitation ERISA and the Code. Each Company Benefit Plan which is intended to be qualified under Section 401(a) of the Code is so qualified and each trust established under or in connection with any Company Benefit Plan is qualified under Section 501(a) of the Code.

            (b) Except as set forth in Section 4.14(b) of the Disclosure Schedule, neither the Company nor any of the Company Subsidiaries is a party to any oral or written (i) agreement with any executive officer of the Company (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company or any of the Company Subsidiaries of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such executive officer; or (ii) agreement or plan binding the Company or any of the Company Subsidiaries, including any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan or severance benefit plan, any of the benefits of which shall be increased, or the vesting of the benefits of which shall be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which shall be calculated on the basis of any of the transactions contemplated by this Agreement. As used in this Agreement, the term "executive officer" shall have the meaning set forth in Rule 3b-7 of the Exchange Act.

            (c) For purposes of this Agreement, "Employee Benefit Plans" means any written or oral, severance, bonus, change-in-control, profit sharing, compensation, termination, stock option, stock appreciation right, restricted stock, phantom stock, performance unit, pension, retirement, deferred compensation, fringe benefit, welfare or other employee benefit agreement, trust fund or other similar plan, program, practice or arrangement.

            (d) For purposes of this Agreement, "ERISA Affiliate" means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code, or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same "controlled group" as the first entity, trade or business pursuant to ERISA Section 4001(a)(14), at any time.

            (e) For purposes of this Agreement, "ERISA" means the Employee Retirement Income Security Act of 1974 and the related regulations thereof, as amended as of the date hereof.

            (f) Except as set forth in Section 4.14(f) of the Disclosure Schedule, none of the Company, any Company Subsidiary or any ERISA Affiliate has incurred within the past six (6) years, or is reasonably expected to incur, any material liability under Title IV of ERISA that has not been satisfied in full, other than liability for premiums due the Pension Benefit Guaranty Corporation ("PBGC"). The PBGC has not instituted proceedings to terminate any of the Company Benefit Plans (except "multiemployer plans", as such term is defined in Section 3(37) of ERISA) and no condition exists that presents a material risk that such proceedings will be instituted. Other than as set forth in Section 4.14(f) of the Disclosure Schedule, with respect to each of the Company Benefit Plans that is an employee pension benefit plan (as defined in Section 3(2) of ERISA, other than multi-employer plans) subject to Title IV of ERISA, the present value of accrued benefits under each such Company Benefit Plan, based upon actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Company Benefit Plan's actuary with respect to such Company Benefit Plan, did not, as of its latest valuation date, exceed the then-current value of the assets of such Company Benefit Plan allocable to such accrued benefits.

            (g) Except as set forth in Section 4.14(g), neither the Company nor any ERISA Affiliate has incurred, or reasonably expects to incur, any material liability that has not been satisfied in full in connection with any Company Benefit Plan that is a multiemployer plan on account of a "complete withdrawal" or "partial withdrawal" as such terms are respectively defined in sections 4203 and 4205 of ERISA. In the event of any complete or partial withdrawal from any multiemployer plan in which the Company or any ERISA Affiliate participates determined as of the Closing Date, there would be no withdrawal liability determined under Title IV of ERISA.

            (h) Except as set forth in Section 4.14(h), no Company Benefit Plan or employment or similar agreement to which the Company or any of the Company Subsidiaries are a party, provides medical, life insurance or other welfare benefits (whether or not insured), with respect to current or former employees for periods extending beyond their retirement or other termination of employment, other than as mandated by applicable law. A true, complete and correct list of all persons who are eligible to receive retiree medical or death benefits under any Company Benefit Plan is included in Section 4.14(h) of the Disclosure Schedule (other than health care continuation coverage described in Section 4980B of the Code), and, other than as set forth therein, there is no other person(s) who is or may become eligible to receive retiree medical or death benefits under any such plan.

            (i) Except as set forth in Section 4.14(i) of the Disclosure Schedule, no Company Benefit Plan, any trusts created thereunder or any trustee or administrator thereof, has engaged in (i) a nonexempt "prohibited transaction" (as such term is defined in section 406 of ERISA or section 4975 of the Code) that would reasonably be expected to subject the Company or any Company Subsidiary to any material tax or penalty on prohibited transactions imposed by such section 4975 of the Code or section 502(i) of ERISA, or (ii) any transaction that would reasonably be expected to give rise to a material liability to any member of the Company Group under section 4976 of the Code or section 409 of ERISA. The Company and each ERISA Affiliate has complied with all its obligations under Section 4980B of the Code in all material respects. Except as disclosed on Section 4.14(i) of the Disclosure Schedule, there are no pending or, to the Company's Knowledge, threatened claims involving the Company Benefit Plans (other than routine claims for benefits).

            (j) All premium payments, employer contributions, and employee deferrals with respect to any Company Benefit Plan have been timely paid or contributed as required under the terms of each such Company Benefit Plan and may be required by law, and all accruals are appropriately reflected on the financial statements of the Company in accordance with generally accepted accounting principles.

            4.15 Compliance With Laws. Except as set forth in Section 4.15 of the Disclosure Schedule, the Company and each of the Company Subsidiaries have complied with in all material respects, are not in material violation of, and have not received any notice alleging any material violation with respect to, any applicable provisions of any foreign, federal, state or local statute, law or regulation applicable to the conduct of their businesses or the ownership or operation of their properties or assets, in each case taken together as a whole.

            4.16 Permits. The Company and each of the Company Subsidiaries possess, and have been and are in material compliance with all permits, licenses and franchises necessary for the conduct of their businesses and each such permit, license and franchise is in full force and effect (the "Company Permits").

            4.17 Labor Matters. Except as set forth in Section 4.17 of the Disclosure Schedule, neither the Company nor any of the Company Subsidiaries is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. There is no material pending or, to the Company's Knowledge, threatened labor strike, or dispute, walkout, work stoppage, slow-down, lockout or organizational effort involving employees of the Company or any of the Company Subsidiaries. Except as disclosed in Section 4.17 of the Disclosure Schedule, no collective bargaining agreement of the Company or any Company Subsidiary restricts the Company or any Company Subsidiary from relocating, closing or subcontracting any of its employees or operations. There are no material controversies, disputes or claims pending or, to the Knowledge of the Company, threatened between the Company or any Company Subsidiary on the one hand, and any current or former director, officer, employee, agent or independent contractor (or representative thereof) on the other, and, to the Knowledge of the Company, there is no basis for the Company initiating any such dispute or claim against any such Person.

            4.18 Insurance. Section 4.18 of the Disclosure Schedule lists the material insurance policies held by the Company and the Company Subsidiaries (collectively, the "Insurance Policies"). Each Insurance Policy is in full force and effect, and all premiums due thereon have been paid in full; none of the Insurance Policies shall terminate or lapse by reason of the transactions contemplated by this Agreement; each of the Company and the Company Subsidiaries has complied in all material respects with the provisions of each Insurance Policy under which it is the insured party; no insurer under any Insurance Policy has cancelled or generally disclaimed liability for claims under any such policy or indicated in writing any intent to do so or not to renew any such policy; and, to the Company's Knowledge, all material claims (as defined by each policy) under the Insurance Policies have been filed in a timely fashion and are fully insured.

            4.19 Suppliers. No supplier of the Company and the Company Subsidiaries that is material to the Company and the Company Subsidiaries, taken as a whole, has indicated in writing to the Company or any of the Company Subsidiaries that it intends to stop, materially decrease the rate of, or materially alter the pricing, terms or method of, supplying products or services to, or otherwise doing business with, the Company and the Company Subsidiaries and, to the Company's Knowledge, the Company has not received notice that any such suppliers intend to stop, materially decrease the rate of, or materially alter the pricing, terms or method of supplying products or services to, or otherwise doing business with, the Company and the Company Subsidiaries as a result of the consummation of the transactions contemplated by this Agreement.

            4.20 Debt. Neither the Company nor the Company Subsidiaries have any liabilities in respect of Debt except as set forth on Section 4.20 of the Disclosure Schedule or as set forth on the face of the balance sheet included in the Most Recent 10-K. For each item of Debt, Section 4.20 of the Disclosure Schedule correctly sets forth the debtor, the principal amount of the Debt as of the date of this Agreement, the creditor, the maturity date, and the collateral, if any, securing the Debt. Neither the Company nor the Company Subsidiaries have any liability in respect of a guarantee of any liability of any other Person (other than the Company or a Company Subsidiary). For purposes of this Agreement, "Debt" means all obligations (including all obligations in respect of principal, accrued interest, penalties, fees and premiums) (a) for borrowed money (including overdraft facilities), (b) evidenced by notes, bonds, debentures or similar contractual obligations, (c) for the deferred purchase price of property, goods or services (other than trade payables or accruals incurred in the ordinary course of business), (d) under capital leases (in accordance with GAAP), (e) in respect of letters of credit and bankers' acceptances, (f) for contractual obligations relating to interest rate protection, swap agreements and collar agreements and (g) in the nature of guarantees of the obligations described in clauses (a) through (f) above of any other Person.

            4.21 Assets. Each of the Company and the Company Subsidiaries has sole and exclusive, good and marketable title to, or, in the case of property held under a lease or other contractual obligation, a sole and exclusive, enforceable leasehold interest in, or right to use, all of its properties, rights and assets, whether real or personal and whether tangible or intangible, including all assets reflected on the face of the balance sheet included in the Most Recent 10-K or acquired after the date of such balance sheet (except for such assets which have been sold or otherwise disposed of since such date in the ordinary course of business) (collectively, the "Assets"). Except as disclosed on Section 4.21 of the Disclosure Schedule, none of the Assets is subject to any liens or other encumbrances, other than Permitted Liens. The Assets comprise all of the assets, properties and rights of every type and description, whether real or personal, tangible or intangible, used or necessary to the conduct of the Business as it is presently conducted. For purposes of this Agreement, "Permitted Liens" shall mean (a) statutory liens for current Taxes, special assessments or other governmental charges not yet due and payable, (b) mechanics', materialmen's, carriers', workers', repairers' and similar statutory liens arising or incurred in the ordinary course of business and (c) zoning, entitlement, building and other land use regulations imposed by governmental agencies.

            4.22 Inventories. The inventory of the Company and the Company Subsidiaries consists of raw materials and supplies, manufactured and purchased parts, goods in process, and finished goods, all of which is, in all material respects, merchantable and fit or suitable and usable to the production or completion of merchantable products for sale in the ordinary course of business, and none of which is slow-moving, obsolete, below standard quality, damaged, or defective in any material respects, subject only to the reserve for inventory writedown set forth on the face of the balance sheet included in the Most Recent 10-K (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with GAAP and the past custom and practice of the Company and its Subsidiaries. Since the date of the balance sheet included in the Most Recent 10-K, no material amount of inventory has been sold or disposed of except through sales in the ordinary course of business.

            4.23 Accounts Receivable. All accounts and notes receivable reflected on the balance sheet included in the Most Recent 10-K and all accounts and notes receivable arising subsequent to the date of the balance sheet included in the Most Recent 10-K and on or prior to the Closing Date, have arisen in the ordinary course of business, represent legal, valid, binding and enforceable obligations to the Company or a Company Subsidiary, as applicable, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting creditor's rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief and other equitable remedies, and, to the Company's Knowledge, will not be subject to any contests, claims, counterclaims or setoffs.

            4.24 Customers. Section 4.24 of the Disclosure Schedule sets forth a complete and accurate list of each customer of the Company or the Company Subsidiaries with more than $500,000 of aggregate billings during the most recently ended fiscal year, indicating any existing contractual obligations with each such Customer. The relationships of the Company and the Company Subsidiaries with the customers required to be listed on Section 4.24 of the Disclosure Schedule are good commercial working relationships and none of such customers has canceled, terminated or otherwise materially altered (including any material reduction in the rate or amount of purchases or material decrease in the prices paid) or notified the Company and the Company Subsidiaries of any intention to do any of the foregoing.

            4.25 Affiliate Transactions. Except for the matters disclosed in
Section 4.25 of the Disclosure Schedule, no Stockholder or any affiliate of any Stockholder is a consultant, competitor, creditor, debtor, customer, distributor, supplier or vendor of, or is a party to any oral or written contract or agreement with, the Company or any Company Subsidiary, or holds a direct or indirect interest in any such entity. Except as disclosed in Section
4.25 of the Disclosure Schedule, no Stockholder or any affiliate of any Stockholder owns any direct or indirect interest in any asset used in, or necessary to, the business conducted by the Company and the Company Subsidiaries.

            4.26 Brokers. Except for Deutsche Bank Securities, Inc. and Lane Berry & Co. International, no agent, broker, Person or firm acting on behalf of the Company is or will be entitled to any advisory commission or broker's or finder's fee from any of the Parties hereto in connection with any of the transactions contemplated herein.

            4.27 Exclusivity of Representations and Warranties. The representations and warranties made by the Company in this Agreement are the exclusive representations and warranties made by the Company. The Company hereby disclaims any other express or implied representations or warranties.

                                    ARTICLE V

                         REPRESENTATIONS AND WARRANTIES
                     OF THE BUYER AND TRANSITORY SUBSIDIARY

            Each of the Buyer and the Transitory Subsidiary represents and warrants to the Company as follows:

            5.1 Organization. Each of the Buyer and the Transitory Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted, and is duly qualified or licensed to do business and in good standing in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary.

            5.2 Capitalization. The authorized capital stock of the Transitory Subsidiary consists of 1,000 shares of the Transitory Subsidiary Common Stock, 100 shares of which are outstanding and owned by the Buyer and are duly authorized, validly issued, fully paid and nonassessable.

            5.3 Authorization; Validity of Agreement; Necessary Action. Each of the Buyer and the Transitory Subsidiary has full corporate power and authority to execute and deliver this Agreement, and to consummate the transactions contemplated hereby. The execution, delivery and performance by each of the Buyer and the Transitory Subsidiary of this Agreement and the consummation of the Merger and of the transactions contemplated hereby have been duly authorized by the Board of Directors of each of the Buyer and the Transitory Subsidiary, and by the Buyer as the sole stockholder of the Transitory Subsidiary, and no other corporate action on the part of the Buyer or the Transitory Subsidiary is necessary to authorize the execution and delivery by the Buyer and the Transitory Subsidiary of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Buyer and the Transitory Subsidiary, and, assuming due and valid authorization, execution and delivery hereof by each of the other Parties hereto, is a valid and binding obligation of each of the Buyer and the Transitory Subsidiary, enforceable against each of them in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting creditor's rights generally, and
(ii) as limited by laws relating to the availability of specific performance, injunctive relief and other equitable remedies.

            5.4 Consents and Approvals; No Violations. Except for filings, permits, authorizations, consents and approvals as may be required under the HSR Act, neither the execution, delivery or performance of this Agreement by each of the Buyer and the Transitory Subsidiary nor the consummation by each of the Buyer and the Transitory Subsidiary of the transactions contemplated hereby, nor compliance by each of the Buyer and the Transitory Subsidiary with any of the provisions hereof, will (i) conflict with or result in any breach of any provision of the certificate of incorporation or the by-laws of either the Buyer or the Transitory Subsidiary, (ii) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which either the Buyer or the Transitory Subsidiary is a party or by which it or any of its properties or assets may be bound, or
(iv) violate in any respect any order, writ, injunction, decree, statute, rule or regulation applicable to either the Buyer or the Transitory Subsidiary or any of their properties or assets.

            5.5 Litigation. Neither the Buyer nor the Transitory Subsidiary is subject to any action, suit, proceeding, claim, arbitration or investigation pending or threatened against or affecting the Buyer or the Transitory Subsidiary, or any judgment, order or decree outstanding against the Buyer or the Transitory Subsidiary that would affect the ability of the Buyer or the Transitory Subsidiary to consummate the transactions contemplated hereby.

            5.6 Financing Resources. Attached hereto as Exhibit E are true and correct copies of letters (the "Financing Letters") from the Buyer's lenders, pursuant to which the Buyer's lenders have agreed to finance (the "Financing") a portion of the aggregate purchase price pursuant to Article II hereof as described and subject to the conditions and limitations set forth in such letters. Such letters are in full force and effect. Such letters do not contain any obligations to be performed by the Buyer prior to the date hereof which the Buyer has not performed.

            5.7 Brokers. No agent, broker, Person or firm acting on behalf of the Buyer or the Transitory Subsidiary is or will be entitled to any advisory commission or broker's or finder's fee from any of the Parties hereto in connection with any of the transactions contemplated herein.

                                   ARTICLE VI

                        COVENANTS; ADDITIONAL AGREEMENTS

            6.1 Interim Operations of the Company. Except as expressly provided herein or as consented to in writing by the Buyer, from and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms or the Closing, the Company shall, and shall cause each of the Company Subsidiaries to, act and carry on its business in the ordinary course of business consistent with the past customs and practices of the Company and the Company Subsidiaries (including past practice with respect to quantity, amount, magnitude and frequency, standard employment and payroll policies and past practice with respect to management of working capital), and use commercially reasonable efforts, consistent with past practices, to maintain and preserve its and each Company Subsidiary's business organization, assets and properties, continue funding the operations and capital expenditures of the Company and the Company Subsidiaries in accordance with the cumulative capital expenditures schedule attached as Exhibit F hereto (with an appropriate proportional adjustment for the month in which the Closing takes place reflecting (on a straight-line basis) the number of days in such month prior to Closing), keep available the services of its present officers and key employees and preserve its business relationships with material suppliers and others having material business dealings with it; provided, that, the Company shall be permitted to consummate the C-B Closing (as defined in Section 2.7) in accordance with the C-B Agreement (as in effect on September 29,
2003) (provided that the C-B Agreement shall not be amended, and no provision thereof waived, without the prior written consent of the Buyer (not to be unreasonably withheld). Without limiting the generality of the foregoing, except as expressly set forth in Section 6.1 of the Disclosure Schedule, from and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms or the Closing, the Company shall not, and shall not permit any of the Company Subsidiaries to, directly or indirectly, do any of the following without the prior written consent of the Buyer: (i) amend its Certificate of Incorporation or By-laws or similar organizational documents; (ii) split, combine or reclassify any of its capital stock; (iii) issue, sell, pledge, dispose of or encumber any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire any shares of, capital stock of any class of the Company or any Company Subsidiary (provided, that, the Company shall be permitted to issue shares of Common Stock upon (1) the exercise of options outstanding under the Option Plan as of the date hereof and (2) the exercise of any Warrants, and provided further that upon any such exercise and issuance the parties shall promptly amend Section 4.2(a) of the Disclosure Schedule to reflect the issuance of such shares and the elimination of such options or Warrants, as applicable); (iv) redeem, purchase or otherwise acquire any outstanding shares of capital stock of the Company or any Company Subsidiary, other than pursuant to the terms of the Option Plan, any option agreement thereunder or any employment or similar agreement; (v) declare or pay any cash dividend or make any other cash distribution to stockholders of the Company, other than cash dividends paid from and after the date of this Agreement to the Closing Date in an aggregate amount not to exceed the Maximum Cash Amount set forth opposite the week in which the Closing occurs on Exhibit D; provided, however, that any excess of the Minimum Cash Amount set forth opposite the week in which the Closing occurs over the aggregate amount of cash dividends paid from and after the date of this Agreement to the Closing Date shall be the "Cash Shortfall" for purposes of Section 2.6(b); (vi) permit to occur any transaction with, or for the benefit of, any Stockholder or any affiliate of any Stockholder (other than (1) payments of wages and salaries made to officers, directors and employees in the ordinary course of business, (2) ordinary course payments under the Management Agreement as in effect on the date hereof and (3) regularly scheduled mandatory interest payments on the 11-5/8% Notes and the 11% CBI Notes); (vii) permit to occur any increase in the compensation payable or paid, whether conditionally or otherwise, to, or any amendment, modification or waiver of any provision of, or supplement to, in any employment, management or similar agreement with, (1) any employee, consultant or agent other than in the ordinary course of business or (2) any director or officer or any Stockholder or any affiliate of any Stockholder (provided, that, the Company shall be permitted to establish the Success Bonus Plan, all amounts owing under which shall be paid and which shall be terminated at the Closing as contemplated by Sections 2.4(a) and 7.2(p)); or (viii) agree in writing to take any of the foregoing actions.

            6.2 Confidentiality. The Parties acknowledge that the Buyer and the Company have previously executed a confidentiality agreement, dated as of September 11, 2003 (the "Confidentiality Agreement"), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms, except as expressly modified herein. Each Stockholder hereby agrees with the Buyer that such Stockholder and its representatives shall not, and that such Stockholder shall cause its affiliates not to, at any time on or after the Closing Date, directly or indirectly, without the prior written consent of the Buyer, disclose or use, in any way harmful to the Buyer or the Company, or otherwise contrary to the interests of the Buyer or the Company, any confidential or proprietary information involving or relating to the Business or the Company; provided, however, that the information subject to the foregoing provisions of this sentence shall not include any information generally available to, or known by, the public (other than as a result of disclosure in violation hereof) or any information otherwise known on a non-confidential basis by any Stockholder or its affiliates; and provided, further, that the provisions of this Section 6.2 shall not prohibit any retention of records or disclosure
(a) required by any applicable legal requirement so long as reasonable prior notice is given of such disclosure and a reasonable opportunity is afforded to contest the same or (b) made in connection with the enforcement of any right or remedy relating to this Agreement or the transactions contemplated hereby.

            Notwithstanding the foregoing, each Party (and each employee, representative, or other agent of each of the Parties) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the Merger and all materials of any kind (including opinions or other tax analyses) that are provided to such Party relating to such tax treatment and tax structure, all as contemplated by Treasury Regulation Section 1.6011-4(b)(3)(iii); provided, however, disclosure of the tax treatment and tax structure and material referred to above shall be permitted as provided above only upon the earlier to occur of (1) the date of the public announcement of discussions relating to the Merger, (2) the date of the public announcement of the Merger, or (3) the date of the execution of an agreement (with or without conditions) to enter into the Merger. The preceding disclosure authorization shall not affect, or prevent any Party from asserting any attorney-client privilege, work-product doctrine, or other applicable privilege or defense against disclosure of such information. For this purpose, "tax structure" is limited to any facts relevant to the U.S. federal income tax treatment of the Merger and does not include information relating to the identity of the Parties.

            6.3 Access to Information. The Company shall (and shall cause each of the Company Subsidiaries to) afford to the Buyer's officers, employees, accountants, counsel, prospective providers of the Financing and other representatives reasonable access, upon reasonable advance notice, during normal business hours during the period prior to the Closing, to all of its properties, books, contracts, commitments, personnel and records and, during such period, the Company shall (and shall cause each of the Company Subsidiaries to) furnish to the Buyer all other information concerning its business, properties, assets and personnel as the Buyer may reasonably request; provided, that, the Buyer agrees and acknowledges that its due diligence investigation relating to the environmental condition of the real property owned or occupied by the Company and the Company Subsidiaries ("Buyer's Environmental Due Diligence") shall be limited to the scope of work set forth on Exhibit G hereto prior to the Closing. The Buyer will hold any such information that is nonpublic in confidence in accordance with the Confidentiality Agreement. Except as provided for in Section 8.1(d), no information or knowledge obtained in any investigation pursuant to this Section 6.3 or otherwise shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations of the Parties to consummate the Merger. The Company will be entitled to review copies of the reports (and any amendment or supplement thereto) prepared for the Buyer pursuant to paragraph 2 of Exhibit G (the "Buyer Environmental Reports") no later than January 23, 2004.

            6.4 Filings; Third Party Consents.

            (a) Each of the Parties hereto shall take all other reasonable actions necessary to comply promptly with all legal requirements that may be imposed on it with respect to this Agreement and the transactions contemplated hereby (which actions shall include, without limitation, furnishing all information required under the HSR Act and in connection with approvals of or filings with any other Governmental Entity) and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or any of their Subsidiaries in connection with this Agreement and the transactions contemplated hereby.

            (b) The Company shall use commercially reasonable efforts to obtain any consent or approval of any third party required at or prior to the Closing in connection with this Agreement and the transactions contemplated hereby, each of which is listed on Section 4.4 of the Disclosure Schedule; provided that the Company shall not be required, in order to obtain any such consent or approval of a third party, to pay to such third party any fees or amounts other than as provided in any existing contractual arrangements with such third parties.

            (c) The fees associated with the filing required under the HSR Act in respect of the transaction contemplated hereunder shall be borne equally by the Stockholders on the one hand (which fees, with respect to the Stockholders, shall be deemed to be Transaction Expenses), and the Buyer on the other hand.

            6.5 Public Disclosure. Except as may be required by law, (i) prior to the Closing, any press release or other public statement concerning the Merger, this Agreement or any transaction contemplated hereby shall be issued only in such form as shall be mutually agreed upon by the Company and the Buyer and (ii) following the Closing, the Stockholders' Representative and the Buyer, shall each use its commercially reasonable efforts to consult with the other Party before issuing any other press release or otherwise making any public statement with respect to the Merger or this Agreement or any other transaction contemplated hereby and shall not issue any such press release or make any such public statement prior to using such efforts.

            6.6 Directors' and Officers' Insurance and Indemnification.

            (a) Subject to Section 9.6, after the Effective Time, the Surviving Corporation (or any successor to the Surviving Corporation) shall indemnify, defend and hold harmless each present and former officer and director of the Company and the Company Subsidiaries (each, a "D& O Indemnified Party") against all losses, claims, damages, liabilities, fees and expenses (including reasonable fees and disbursements of counsel) and judgments, fines, losses, claims, liabilities and amounts paid in settlement (provided, that, any such settlement is effected with the written consent of the Surviving Corporation, such consent not to be unreasonably withheld) incurred by such D&O Indemnified Party by reason of the fact that such person was an officer or director of the Company or any Company Subsidiary at or prior to the Effective Time to the full extent permitted under the laws of the State of Delaware, such right to include, to the extent so permitted under the laws of the State of Delaware, the advancement of expenses incurred in the investigation or defense of any action or suit (including any pending or threatened action or suit); provided that, nothing herein shall limit any other indemnification rights of any present or former directors or officers of the Company or any of the Company Subsidiaries, whether pursuant to any organizational or governing documents or any agreement or otherwise.

            (b) The Surviving Corporation shall maintain the Company's existing officers' and directors' liability insurance covering claims arising from facts or events that occurred at or prior to the Effective Time ("D&O Insurance"), for a period of not less than six years after the Effective Date; provided, that, the Surviving Corporation may substitute therefor policies of substantially similar coverage and amounts containing terms no less favorable to such former directors or officers; provided further, that if the existing D&O Insurance expires, is terminated or cancelled during such period, the Surviving Corporation will obtain substantially similar D&O Insurance (and in any event no less favorable to such former directors and officers) for the remainder of such period.

            (c) To the extent permitted by applicable law, the Surviving Corporation shall cause the Certificate of Incorporation and By-laws of the Surviving Corporation and any Company Subsidiaries which were in existence as of the Closing (the "Covered Subsidiaries") to contain provisions with respect to advancement of expenses, indemnification and exculpation from liability of individuals who on or prior to the Effective Time were directors or officers of the Company or any Covered Subsidiary at least as favorable to such persons as those set forth in the Certificate of Incorporation and By-laws of the Company or such Covered Subsidiary, as applicable, on the date of this Agreement, and shall cause such provisions not to be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of such persons.

            (d) In the event that the Surviving Corporation, any Covered Subsidiary or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each case, the Surviving Corporation shall cause proper provision to be made so that the successors and assigns of the Surviving Corporation or such Covered Subsidiary, as applicable, honor the indemnification obligations set forth in this Section 6.6.

            (e) The obligations of the Surviving Corporation (with respect to itself and the Covered Subsidiaries) as of the Closing Date under this Section
6.6 shall not be terminated, modified or assigned in such a manner as to adversely affect any current or former director or officer to whom this Section
6.6 applies without the consent of such affected director or officer (it being expressly agreed that the directors and officers to whom this Section 6.6 applies shall be third-party beneficiaries of this Section 6.6).

            6.7 Resignations. The Company shall cause to be delivered to the Buyer on the Closing Date such resignations of members of the Company Board and officers of the

Company and the Company Subsidiaries as set forth on Section 6.7 of the Disclosure Schedule or as specified in writing by the Buyer at least two Business Days prior to the Closing, such resignations to be effective concurrently with the Closing.

            6.8 Additional Actions. Subject to the terms and conditions herein provided (including, without limitation, Section 6.4(c) hereof), each of the Parties hereto shall use all commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable consistent with applicable laws and regulations, (1) to remove any injunctions or other impediments or delays, legal or otherwise, to the Merger and (2) to consummate and make effective the Merger and the other transactions contemplated by this Agreement, including without limitation satisfaction (but not waiver) of the closing conditions set forth in Article VII hereof and cooperation in connection with the satisfaction of the conditions to financing specified in the Financing Letters. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the stockholders and the proper officers and directors of the Surviving Corporation, as the case may be, shall use all reasonable efforts to take, or cause to be taken, all such necessary actions.

            6.9 Taxes. If, for any Tax purpose, the taxable period of the Company or any Company Subsidiary does not end on the Closing Date (a "Straddle Period"), the Buyer shall prepare and file the Tax Return relating to such Straddle Period on a basis that is consistent with the manner in which the Company or such Company Subsidiary filed Tax Returns in respect of such Tax for prior taxable periods. After the Closing Date, the Buyer, the Surviving Corporation and each subsidiary of the Surviving Corporation shall make available to the Stockholders all information, records and other documents reasonably requested by the Stockholders relating to the Surviving Corporation or any subsidiary of the Surviving Corporation for all periods prior to or including the Closing Date and shall preserve such information, records and other documents until the expiration of the applicable statute of limitations or extensions thereof.

            6.10 Exclusivity. From the date of this Agreement until the earlier of Closing or termination of this Agreement, neither the Stockholders nor the Company shall (and the Company and Stockholders shall not permit their respective affiliates or any of their or their affiliates' representatives to) directly or indirectly: (a) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to, or enter into any agreement or consummate any transaction relating to, the acquisition of any equity interests in the Company or any Company Subsidiary (other than the exercise of Options and Warrants existing on the date hereof as permitted pursuant to
Section 6.1) or any merger, recapitalization, share exchange, sale of substantial assets (other than sales of inventory in the ordinary course of business) or any similar transaction or alternative to the transaction contemplated by this Agreement involving the Company or any Company Subsidiary or (b) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. None of the Stockholders shall vote their Shares in favor of any such acquisition structured as a merger, consolidation, share exchange or otherwise. The Company and the Stockholders shall notify the Buyer promptly if any Person makes any proposal, offer, inquiry or contact with respect to any of the foregoing (whether solicited or unsolicited).

            6.11 Stockholders' Release. Effective as of the Closing, each Stockholder hereby releases, remises and forever discharges any and all rights and claims that it has had, now has or might now have against the Company or any of the Company Subsidiaries except for (a) rights and claims arising from or in connection with this Agreement and (b) rights and claims arising from or in connection with claims asserted against such Stockholder by third parties for which the Buyer Indemnitees are not entitled to indemnification by such Stockholder pursuant to Section 9.2.

            6.12 Notice of Developments. Each Party will give prompt written notice to the other Parties of any development causing or constituting a breach of any of its own representations, warranties or covenants contained herein. Except as contemplated by Sections 8.1(d) and 8.1(e), no such disclosure, however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentations, breach of warranty, or breach of covenant.

            6.13 Nonsolicitation. For a period of three years from and after the Closing Date, each Stockholder agrees that it will not and will cause its affiliates not to recruit, offer employment, employ, engage as a consultant, lure or entice away, or in any other manner persuade or attempt to persuade, any person who is an employee of any of the Company or any of the Company Subsidiaries to leave the employ of the Company or any of the Company Subsidiaries; provided, however, that the provisions of this Section 6.13 shall cease to apply to any employee whose employment with the Company and the Company Subsidiaries is terminated by the Company or any Company Subsidiary after the Closing.

            6.14 Tender Offer.

            (a) As soon as practicable (but not prior to January 5, 2004), the Stockholders will cause the Company to (i) commence a tender offer and consent solicitation (the "Tender Offer") pursuant to the applicable rules of the Exchange Act for all outstanding 11-5/8% Notes, which shall be conducted in accordance with customary debt tender and exit consent procedures in form and substance reasonably satisfactory to the Buyer and the Company, (ii) keep such Tender Offer open for at least twenty Business Days prior to the Closing Date,
(iii) provide in such Tender Offer for a "make-whole" premium equal to (x) 105.813% of the principal amount of the Notes plus all scheduled interest payments due on the Notes from the date specified for the closing of the Tender Offer to January 1, 2005 discounted a rate of interest equal to the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year plus 50 basis points over (y) the principal amount of the Notes, (iv) condition receipt of the Tender Offer consideration by each holder on the execution by the holder receiving such consideration of a consent to an amendment to the 11-5/8% Note Indenture in form and substance reasonably satisfactory to the Buyer and the Company and (v) use commercially reasonable efforts to consummate the Tender Offer on the Closing Date on the terms set forth above. The Company and the Buyer will cooperate with one another in connection with the preparation of all filings, mailings or other submissions to be made in connection with the Tender Offer. The Stockholders shall bear the cost of the premium to be paid in clause (iii) above and any costs and expenses related to the Tender Offer; provided, that the Stockholders shall in no event be required to pay a "make-whole" premium in excess of the amount set forth in

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clause (iii) above (and the failure to agree to do so shall not be a breach of any covenant or agreement of the Company or any of the Stockholders).

            (b) If at any time prior to the Closing any information relating to the Company or any Company Subsidiary, or any of its affiliates, officers, directors or employees should be discovered by the Company or any Company Subsidiary that should be set forth in an amendment or supplement to the documents filed or mailed in respect of the Tender Offer so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein not misleading, the Company will promptly notify the Buyer and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information will promptly be prepared and, if required, filed with the SEC and/or disseminated to the holders of the 11-5/8% Notes.

            6.15 Maintenance of Net Worth. Until the earlier of (i) December 31, 2005 and (ii) the final adjudication, settlement, satisfaction, waiver or release of all claims initiated pursuant to Section 9.2(a) or 9.2(b) in accordance with Section 9.2(d) prior to such date, neither Castle Harlan Partners II, L.P. nor Castle Harlan Partners, III, L.P. shall make any distribution (by redemption or otherwise) if, after giving effect to such distribution, the aggregate net worth of Castle Harlan Partners II, L.P. and Castle Harlan Partners, III, L.P. would be less than $30,000,000.

            6.16 Original Signatories. Each of the Stockholders who have executed this Agreement as of the date hereof (the "Original Signatories") shall, on or prior to the Closing, use commercially reasonable efforts to cause each other Person whose name appears on the signature pages hereto (other than the Buyer and the Transitory Subsidiary) to execute and deliver a counterpart signature page to this Agreement to the Buyer, and upon such execution and delivery such Person shall become a Party to and be bound by this Agreement as a Stockholder with effect from and after the date hereof. Notwithstanding the foregoing, this Agreement shall be effective upon the execution and delivery of this Agreement by the Buyer, the Transitory Subsidiary, the Company and the Original Signatories.

                                   ARTICLE VII

                         CONDITIONS TO EFFECT THE MERGER

            7.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each Party to this Agreement to effect the Merger shall be subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions:

            (a) Governmental Approvals. Other than the filing of the Certificate of Merger, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity in connection with the Merger and the consummation of the other transactions contemplated by this Agreement, shall have been filed, been obtained or occurred, including any authorizations, consents, orders or approvals of, or declarations or filings with, or expirations or terminations of waiting periods imposed or required by the HSR Act.

            (b) Illegality. There shall have been no action taken, or statute, rule, regulation, judgment, order or injunction promulgated, entered, enforced, enacted, issued or deemed applicable to the Merger or the other transactions contemplated by this Agreement by any Governmental Entity that prohibits or makes illegal the consummation of the Merger or the other transactions contemplated by this Agreement.

            7.2 Conditions to the Buyer's and the Transitory Subsidiary's Obligation to Effect the Merger. The obligation of the Buyer and the Transitory Subsidiary to effect the Merger shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any and all of which may be waived in whole or in part by the Buyer and the Transitory Subsidiary to the extent permitted by applicable law:

            (a) Representations and Warranties. The representations and warranties of the Company and each Stockholder set forth in this Agreement and in any document, instrument or certificate delivered hereunder (a) that are not qualified by materiality or Material Adverse Effect shall be true and correct in all material respects at and as of the Closing with the same force and effect as if made at and as of the Closing and (b) that are qualified by materiality or Material Adverse Effect shall be true and correct in all respects at and as of the Closing with the same force and effect as if made at and as of the Closing, in each case, other than representations and warranties that expressly speak only as of a specific date or time, which shall be true and correct in all material respects, unless qualified by materiality or Material Adverse Effect, in which case they will be true and correct in all respects, as of such specified date or time. The Company shall have delivered to the Buyer a certificate signed on behalf of the Company by the Chief Executive Officer of the Company to such effect with respect to the Company, and each Stockholder shall have delivered to the Buyer a certificate signed by or on behalf of such Stockholder to such effect with respect to such Stockholder.

            (b) Covenants. The Company and the Stockholders shall have performed or complied in all material respects with all obligations, agreements or covenants required to be performed under this Agreement at or prior to the Closing. The Company shall have delivered to the Buyer a certificate signed on behalf of the Company by the Chief Executive Officer of the Company to such effect with respect to the Company, and each Stockholder shall have delivered to the Buyer a certificate signed by or on behalf of such Stockholder to such effect with respect to such Stockholder.

            (c) Management Agreement. The Management Agreement, dated as of March 30, 2001, among the Company, the Company Subsidiaries listed therein and Castle Harlan, Inc. (the "Management Agreement "), shall have been terminated as of the Closing.

            (d) Financing. The Buyer will have obtained the proceeds of the Financing on terms and conditions no less favorable to the Buyer than those specified in the Commitment Letters.

            (e) Tender Offer for 11-5/8% Notes. The Company shall have received the consent and tender of holders of at least two-thirds in aggregate principal amount of the outstanding 11-5/8% Notes pursuant to the Tender Offer, and shall have consummated the Tender Offer in accordance with the terms of Section 6.14.

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

            (f) Redemption of 11% CBI Notes. The Company shall have delivered to the trustee for the 11% CBI Notes a notice of redemption reasonably satisfactory in form and substance to the Buyer and the Company for all outstanding 11% CBI Notes in accordance with Article III of the CBI Note Indenture concurrently with the deposit by the Company with the trustee or the paying agent for the 11% CBI Notes of the aggregate amount payable pursuant to Section 2.4(b)(y) hereof, and no other restriction or impediment to the redemption of all such 11% CBI Notes in accordance with the CBI Notes Indenture shall exist.

            (g) Repayment of Debt. The Company and the Buyer shall have received a letter from each holder of Debt indicated in Section 7.2(g) of the Disclosure Schedule stating (a) the aggregate amount of such Debt outstanding as of the Closing Date (including all prepayment premiums and penalties and fees and expenses associated with prepayment), (b) that, if such aggregate amount so identified is paid to such holder on the Closing Date, such Debt will be paid in full (including all prepayment premiums and penalties and fees and expenses associated with prepayment) and (c) that, if such aggregate amount so identified is paid on the Closing Date, such holder will release any and all liens and other encumbrances that it or its affiliates may have with respect to the Company, any of the Company Subsidiaries or any of its assets and will take all actions necessary to effectuate such release.

            (h) CBI Preferred Shares. The Company will have delivered to the Buyer certificates, duly endorsed (or accompanied by duly executed stock transfer powers), evidencing the CBI Preferred Shares.

            (i) Cancellation of Warrants and Options. The Company and the holders of the Warrants and Options shall have taken all necessary actions to terminate the Warrants and Options as of the Closing, and the Buyer shall have received copies of each agreement required to be obtained pursuant to Section 2.2.

            (j) Resignations. The Buyer will have received the resignations, effective as of the Closing, of each director and officer of the Company, other than those whom the Buyer will have specified in writing at least two Business Days prior to the Closing.

            (k) Absence of Litigation. No action will be pending or threatened in writing (a) which would prevent consummation of any of the transactions contemplated by this Agreement, (b) which would result in any of the transactions contemplated by this Agreement being rescinded following consummation, (c) which would limit or otherwise adversely affect the right of the Buyer to own and control the Company, or to operate all or any material portion of either the business or assets of the Company or of the business or assets of the Buyer or any of its affiliates or (d) would compel the Buyer or any of its affiliates to dispose of all or any material portion of either the business or assets of the Company or the business or assets of the Buyer or any of its affiliates.

            (l) FIRPTA Tax Certificate. The Company will have delivered to the Buyer a certification in such form as may be reasonably requested by the Buyer conforming to the requirements of Treasury Regulations section 1.1445-2(c)(3) and section 1.897-2(h).

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

            (m) Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents incident thereto will be reasonably satisfactory in form and substance to the Buyer and its counsel, and they will have received all such counterpart original and certified or other copies of such documents as they may reasonably request.

            (n) Legal Opinion. The Buyer will have received from Schulte Roth & Zabel LLP, counsel to the Company and the Stockholders, a customary opinion with respect to the transactions contemplated by this Agreement, which opinion shall be in form and substance reasonably satisfactory to the Buyer. Such opinion will, at the request of the Buyer, be confirmed to any provider of the Financing.

            (o) Estimated Closing Balance Sheet. The Buyer shall have received the Estimated Closing Balance Sheet and Estimated Working Capital Statement prepared and approved in accordance with Section 2.6.

            (p) Success Bonus Plan. The Success Bonus Plan, to be entered into prior to the Closing, (the "Success Bonus Plan"), shall have been terminated to the Buyer's reasonable satisfaction, and all amounts payable thereunder shall have been paid in full as Transaction Expenses in accordance with Section 2.4(a) at the Closing.

            (q) Stockholders. All of the Persons listed as Stockholders on the signature pages to this Agreement and the Stockholders' Representative shall have executed and delivered this Agreement to the Buyer, either on the date hereof or pursuant to Section 6.16.

            (r) Noncompetition Agreements. Each of David G. Fiore, Charlyn A. Daughtery, Parke H. Davis and Donald A. Percenti shall be subject to noncompetition obligations running in favor of the Company with effect from and after the Closing no less favorable to the Company than the noncompetition obligations to which such persons are subject as of the date of this Agreement.

            (s) Consents, etc. All actions by (including any authorization, consent or approval) or in respect of (including notice to), or filings with, any Governmental Entity or other Person that are required to consummate the transactions contemplated by this Agreement, as disclosed in Section 4.4 of the Disclosure Schedule or as otherwise reasonably requested by the Buyer, will have been obtained or made, in a manner reasonably satisfactory in form and substance to the Buyer, and no such authorization, consent or approval will have been revoked.

            7.3 Conditions to the Company's and the Stockholders' Obligations to Effect the Merger. The obligations of the Company and the Stockholders to effect the Merger shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any and all of which may be waived in whole or in part by the Company and the Stockholders' Representative, to the extent permitted by applicable law:

            (a) Representations and Warranties. The representations and warranties of the Buyer and the Transitory Subsidiary set forth in this Agreement shall be true when made and immediately prior to the Closing Date as though made on or as of the Closing Date, except where any breach of a representation or warranty would not, individually or in the aggregate, reasonably be expected to result in a Buyer Material Adverse Effect. Each of the Buyer and the Transitory Subsidiary shall have delivered to the Company a certificate, signed on behalf of it by its Chief Executive Officer, to such effect. For purposes of this Agreement, "Buyer Material Adverse Effect" means any material adverse change, event, circumstance, development or effect on the ability of the Buyer or the Transitory Subsidiary, as the case may be, to perform its obligations under this Agreement or otherwise in connection with the transactions contemplated herein.

            (b) Covenants. Each of the Buyer and the Transitory Subsidiary shall have performed or complied in all material respects with all obligations, agreements or covenants required to be performed by it under this Agreement at or prior to the Closing. Each of the Buyer and the Transitory Subsidiary shall have delivered to the Company and the Stockholders' Representative a certificate, signed on behalf of it by its Chief Executive Officer, to such effect.

            (c) Consideration.

                (i) Each Stockholder shall receive the Price Per Common Share and/or Preferred Stock Cash Merger Consideration for its Shares, as the case may be, as set forth in Article II hereof.

                (ii) Each holder of a Warrant shall receive the Warrant Consideration for such Warrant, as set forth in Article II hereof.

                (iii) The holder of CBI Preferred Shares shall receive the CBI Preferred Consideration.

                (iv) Each Stockholder holding any 11% CBI Notes shall have received the consideration payable in respect of such notes as set forth in
Section 2.4(b).

            (d) Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents incident thereto will be reasonably satisfactory in form and substance to the Company and its counsel, and the Company and the Stockholders will have received all such counterpart original and certified or other copies of such documents as they may reasonably request.

            (e) Absence of Litigation. No action will be pending or threatened in writing (a) which would prevent consummation of any of the transactions contemplated by this Agreement, or (b) which would result in any of the transactions contemplated by this Agreement being rescinded following consummation.

            (f) Legal Opinion. The Stockholders shall have received from Ropes & Gray LLP, counsel to the Buyer, a customary opinion with respect to the transactions contemplated by this Agreement, which opinion will be in form and substance reasonably satisfactory to the Stockholders.

                                  ARTICLE VIII

                                   TERMINATION

            8.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, as follows:

            (a) by mutual written consent of the Buyer and the Company;

            (b) by either the Buyer or the Company, if the Merger shall not have been consummated by April 2, 2004 (the "Termination Date");

            (c) by either the Buyer or the Company, if a Governmental Entity of competent jurisdiction shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

            (d) by the Buyer within ten days after receiving written notice from the Company (a "Company Breach Notice") or any Stockholder (a "Stockholder Breach Notice"), as the case may be, pursuant to Section 6.12 of (i) a breach of, or inaccuracy in, any representation or warranty of the Company or such Stockholder contained in this Agreement or (ii) a breach or violation by the Company or such Stockholder of any of its or their respective covenants and agreements contained in this Agreement if, in the case of either (i) or (ii), such breach, inaccuracy or violation occurs or arises following the date of this Agreement and such Company Breach Notice or Stockholder Breach Notice states, with specific reference to this Section 8.1(d), that such breach, inaccuracy or violation will give rise to a failure of a condition specified in Section 7.2(a) or 7.2(b); provided, that, if the Buyer does not terminate this Agreement in accordance with this Section 8.1(d) within ten days of its receipt of a Company Breach Notice or Stockholder Breach Notice containing the foregoing statement, the Disclosure Schedule shall be amended in the manner specified in the Company Breach Notice or Stockholder Breach Notice, as the case may be, so as to include specific disclosure of the events or circumstances giving rise to the breach, inaccuracy or violation referenced in such Company Breach Notice or Stockholder Breach Notice, as applicable, and the Stockholders will have no obligation to indemnify the Buyer pursuant to Article IX for any Losses arising from the breach, inaccuracy, or violation referenced in such Company Breach Notice or Stockholder Breach Notice, as applicable, if the Closing occurs;

            (e) by the Company within ten days after receiving written notice (a "Buyer Breach Notice") from the Buyer pursuant to Section 6.12 of (i) a breach of, or inaccuracy in, any representation or warranty of the Buyer or the Transitory Subsidiary contained in this Agreement or (ii) a breach or violation by the Buyer or the Transitory Subsidiary of any of its covenants and agreements contained in this Agreement if, in the case of either (i) or (ii), such breach, inaccuracy or violation occurs or arises following the date of this Agreement and such Buyer Breach Notice states, with specific reference to this Section 8.1(e), that such breach, inaccuracy or violation will give rise to a failure of a condition specified in Section 7.3(a) or 7.3(b); provided, that, if the Company does not terminate this Agreement in accordance with this Section 8.1(e) within ten days of its receipt of a Buyer Breach Notice containing the foregoing statement, the Buyer will have no obligation to indemnify the Stockholders pursuant to Article IX for any Losses arising from the breach, inaccuracy or violation referenced in such Buyer Breach Notice if the Closing occurs; and

            (f) by the Buyer, on or prior to January 23, 2004, if the Buyer Environmental Reports identify potential Losses arising from environmental conditions described therein estimated in such report (at the upper end of each applicable estimated range) to be in excess of $1.5 million in the aggregate.

            8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall immediately become void and there shall be no liability or obligation on the part of the Buyer, the Company, the Transitory Subsidiary, the Stockholders or their respective officers, directors, stockholders or affiliates; provided, that, (i) any such termination shall not relieve any Party from liability for any willful breach of this Agreement, (ii) any termination pursuant to Section 8.1(f) shall not relieve the Buyer from liability for any breach of the Buyer's agreement set forth in the proviso to the first sentence of Section 6.3, and (iii) the provisions of Section 6.2 and 6.5, this Section 8.2 and Article XI of this Agreement and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement.

                                   ARTICLE IX

                            SURVIVAL; INDEMNIFICATION

            9.1 Survival. Except as otherwise provided in this Section 9.1, each of the representations and warranties of the Company and the Buyer contained in this Agreement or in any certificate, document or other instrument delivered in connection with this Agreement, and the representations and warranties of the Stockholders contained in Sections 3.1 and 3.5, shall survive the Closing until December 31, 2005. The representations and warranties of the Company set forth in Sections 4.1 (Organization), 4.2 (Capitalization), 4.3 (Authorization; Validity of Agreement; Company Action), and clause (i) only of Section 4.4 (No Violation of Certificate of Incorporation and Bylaws), and the representations and warranties set forth in Section 3 (other than Sections 3.1 and 3.5), shall survive indefinitely. The representations and warranties of the Buyer and the Transitory Subsidiary set forth in Sections 5.1 (Organization), 5.2 (Capitalization), 5.3 (Authorization; Validity of Agreement; Necessary Action) and clause (i) only of Section 5.4 (No Violation of Certificate of Incorporation or Bylaws) shall survive indefinitely. The representations and warranties of the Company set forth in Section 4.8 (Taxes) shall survive until the thirtieth day after the expiration of the applicable statute of limitations (taking into account any tolling periods or other extensions). Each of the covenants and agreements of the Parties contained in this Agreement or in any document, certificate or other instrument delivered in connection with this Agreement shall, unless otherwise specifically provided therein, survive indefinitely. Notwithstanding the foregoing, (i) in the case of any claim or suit based upon fraud, there shall be no limit as to the time within which such claim or suit may be initiated or brought (subject to any applicable statutes of limitations, after taking into account any tolling periods or other extensions) and (ii) the termination of any of the foregoing survival periods shall in no way affect claims made in respect of the breach of the applicable representation and warranty notice of which is delivered pursuant to Section 9.2(d) prior to the date of such termination.

            9.2 Indemnification. From and after the Closing, each Stockholder shall indemnify the Buyer, and the Buyer and the Surviving Corporation shall jointly and severally indemnify each Stockholder, as set forth below:

            (a) Subject to Sections 9.1 and 9.3, each Stockholder hereby agrees, severally and not jointly, to indemnify and hold harmless the Buyer and its directors, officers, shareholders, employees, agents and affiliates (including without limitation the Company and the Company Subsidiaries) (collectively, the "Buyer Indemnified Persons") for, from and against all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs and expenses (including any reasonable attorneys' fees) (collectively, "Losses") that result from (i) the breach of any representation or warranty made by such Stockholder in this Agreement, the Additional Agreements or in any documents, Schedules, instruments or certificates delivered pursuant thereto, or (ii) the failure by such Stockholder to perform any of its covenants or other agreements contained in this Agreement, the Additional Agreements or in any documents, Schedules, instruments or certificates delivered pursuant thereto.

            (b) Subject to Sections 9.1 and 9.3, each Stockholder hereby agrees, severally and not jointly, to indemnify and hold harmless each of the Buyer Indemnified Persons for, from and against all Losses that result from (i) the breach of any representation or warranty made by the Company in this Agreement or in any document, Schedule, instrument or certificate delivered pursuant to this Agreement (in each case, as such representation or warranty would read if all qualifications as to materiality, including each reference to the defined term "Material Adverse Effect," were deleted therefrom), (ii) the failure by the Company to perform any of its covenants or other agreements contained in this Agreement, the Additional Agreements or in any documents, Schedules, instruments or certificates delivered pursuant thereto, to the extent required to be performed prior to the Closing, or (iii) the failure of the Stockholders' Representative to satisfy its obligations pursuant to Section 2.6(f)(i).

            (c) Subject to Section 9.1, each of the Buyer and the Surviving Corporation, jointly and severally, hereby agrees to indemnify and hold harmless each of the Stockholders and their respective partners, members, directors, officers, employees, agents and affiliates (collectively, the "Stockholder Indemnified Persons") for, from and against any Losses that result from (i) the breach of any representation or warranty made by either the Buyer or the Transitory Subsidiary in this Agreement or in any document, Schedule, instrument or certificate delivered pursuant to this Agreement (in each case, as such representation or warranty would read if all qualifications as to materiality, including each reference to the defined term "Material Adverse Effect," were deleted therefrom) or (ii) the failure by the Buyer or the Transitory Subsidiary or, to the extent performance is required following the Effective Time, the Surviving Corporation to perform any of its covenants or other agreements contained in this Agreement, the Additional Agreements or in any documents, Schedules, instruments or certificates delivered pursuant thereto.

            (d) If any Buyer Indemnified Person, on the one hand, or any Stockholder Indemnified Person, on the other hand (the "Indemnified Party"), has a claim or potential claim or receives notice of any claim, potential claim or the commencement of any action of or by any third party which could give rise to an obligation on the part of any Stockholder, on the one hand, or the Buyer or the Surviving Corporation, on the other hand, to provide indemnification (the "Indemnifying Party") pursuant to this Section 9.2, the Indemnified Party shall promptly give the Indemnifying Party notice thereof (the "Indemnification Claim"). The failure to give such prompt notice shall not prevent any Indemnified Party from being indemnified hereunder for any Losses, except to the extent that the failure to so promptly notify the Indemnifying Party actually damages the Indemnifying Party. Any Indemnification Claim shall describe the claim in reasonable detail.

            (e) The Indemnifying Party shall have the right to compromise or, if appropriate, defend at its own cost and through counsel of its own choosing, any third party claim or demand giving rise to any Indemnification Claim. In the event that the Indemnifying Party undertakes to compromise or defend any such claim or demand, it shall promptly notify the Indemnified Party in writing of its intention to do so. The Indemnified Party shall fully cooperate with the Indemnifying Party and its counsel in the defense or compromise of such claim or demand. Without limiting the foregoing, the Buyer Indemnified Parties shall provide the Stockholders, if they are the Indemnifying Parties, with reasonable access to the books, records, employees and officers (including as witnesses) of the Surviving Corporation and the Company Subsidiaries. After the assumption of the defense by the Indemnifying Party, the Indemnifying Party shall not be liable for any legal or other expenses subsequently incurred by the Indemnified Party in connection with such claim or demand, but the Indemnified Party may participate in such defense at its own expense. No settlement of an Indemnification Claim shall be made without the written consent of the Indemnifying Party. The Indemnifying Party shall not, except with the written consent of the Indemnified Party (not to be unreasonably withheld or delayed), consent to the entry of a judgment or settlement of an Indemnification Claim that (i) does not provide for the payment by the Indemnifying Party of money as the sole relief for the claimant or plaintiff or (ii) does not include as an unconditional term thereof, the giving by the claimant or plaintiff to the Indemnified Party of an unconditional release from all liability in respect of such Indemnification Claim.

            9.3 Limits on Indemnification by the Stockholders.

            (a) The Stockholders will have no obligation to indemnify the Buyer Indemnified Persons pursuant to (x) Section 9.2(a)(i) to the extent such indemnification obligations relate to breaches of Sections 3.1 or 3.5 or (y)
Section 9.2(b)(i), unless the aggregate amount of all such Losses described in clauses (x) and (y) incurred or suffered by the Buyer Indemnified Persons exceeds $1,000,000, and then only to the extent such Losses exceed $1,000,000 (the "Basket Limitation"), and the maximum aggregate amount recoverable by the Buyer Indemnified Persons hereunder in respect of Losses pursuant to Section 9.2(a)(i) (to the extent such Losses relate solely to breaches of Sections 3.1 or 3.5) and Section 9.2(b)(i) shall in no event exceed $15,000,000 (the "Cap Limitation"); provided, however, that (i) the foregoing Basket and Cap Limitations shall not apply to (a) claims for indemnification arising from breaches of the representations and warranties set forth in Sections 4.1 (Organization), 4.2 (Capitalization), 4.3 (Authorization; Validity of Agreement; Company Action), clause (i) only of Section 4.4 (No Violation of Certificate of Incorporation and Bylaws), 4.8 (Taxes), 4.15 (Compliance with Laws) and 4.26 (Brokers) or (b) claims based upon fraud and (ii) the foregoing

Basket Limitation shall not apply to claims for indemnification arising from breaches of the representations and warranties set forth in Sections 4.13 (Environmental Matters) and 4.14 (Employee Benefit Plans), but the Stockholders will have no obligation to indemnify the Buyer Indemnified Persons in respect of either such Section unless the aggregate amount of Losses arising from breaches of the applicable representation and warranty exceeds $100,000 (in the case of Section 4.13 (Environmental Matters)) or $50,000 (in the case of Section 4.14 (Employee Benefit Plans)), and then only to the extent such Losses exceed the foregoing amounts. In the absence of fraud, in no event shall the aggregate liability of any Stockholder for indemnification pursuant to this Article IX exceed the aggregate consideration received by such Stockholder pursuant to this Agreement.

            (b) The amount of any Loss suffered by an Indemnified Party shall be reduced to take into account any deduction, credit or other tax benefit actually realized by the Indemnified Party or any insurance or other benefits which such Indemnified Party actually receives in respect of or as a result of such Loss or the facts or circumstances relating thereto.

            (c) It is the intention of the Parties to treat any indemnity payment made under this Agreement as an adjustment to the purchase price for all federal, state, local and foreign Tax purposes, and the Parties agree to file their Tax Returns accordingly.

            (d) Unless and except to the extent required to do so under any Environmental Law or in fulfillment of the express requirement of a Governmental Entity that is not required as a result of intentional actions or inactions of the Buyer or its affiliates designed in whole or in part to effect such a requirement and, then, only with prior notice to the Stockholders' Representative and after providing the Stockholders' Representative with an opportunity to be present at any surface or subsurface investigation and an ability to split any samples taken at the Buyer's cost, in the event the Buyer initiates, conducts, or authorizes any surface or subsurface investigation of an environmental condition at any facility listed on Exhibit H hereto which may constitute an Indemnification Claim, without the express written consent of the Stockholders' Representative, any Losses incurred or matters discovered as a result of such investigation shall be excluded from an Indemnification Claim and the Stockholders shall not have any indemnification or obligation with respect thereto. Activities conducted by the Buyer or its affiliates at such facilities in the ordinary course of business, such as improvements or repairs, will not be considered a surface or subsurface investigation, provided the Buyer and its affiliates do not intend in connection with such activity to identify environmental liabilities.

            (e) In the event any Company Breach Notice, Stockholder Breach Notice or Buyer Breach Notice is delivered pursuant to Sections 8.1(d) or 8.1(e), the obligations of the applicable Party to provide indemnity as set forth in this Article IX shall be limited as set forth in Section 8.1(d) or 8.1(e), as the case may be.

            (f) To the extent that the Stockholders are required to indemnify a Buyer Indemnified Person pursuant to Section 9.2(b) in respect of any Loss, such indemnification shall be made on a pro rata basis, with each Stockholder contributing to such Loss to the extent of its Pro Rata Percentage (as set forth on Schedule I) of such Loss; provided, however, that in the event that either of Castle Harlan Partners II, L.P. or Castle Harlan Partners III, L.P. does not satisfy in full any indemnity obligations of such Stockholder promptly (and in any event within thirty days of the date on which such Stockholder is obligated to make payment in respect of such obligation), such obligation shall immediately and without further action of any Party become a joint and several obligation of each of Castle Harlan Partners II, L.P. and Castle Harlan Partners III, L.P. Except as set forth in this Section 9.3(f), in no event shall any Stockholder be required to make an indemnification payment pursuant to Section 9.2(b) in respect of any Loss in an amount that exceeds the amount of such Loss multiplied by such Stockholder's Pro Rata Percentage.

            9.4 Subrogation. In the event of payment by or on behalf of any Indemnifying Party to any Indemnified Party in connection with any claim or demand by any third party, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnified Party as to any events or circumstances in respect of which such Indemnified Party may have any right, defense or claim relating to such claim or demand against any claimant or plaintiff asserting such claim or demand. Such Indemnified Party shall cooperate with such Indemnifying Party in a reasonable manner, at the Indemnifying Party's expense, in presenting any subrogated right, defense or claim.

            9.5 Exclusive Remedy. Except with respect to claims based upon fraud, the indemnification rights provided in this Article IX shall be the sole and exclusive remedy of the Parties following the Closing (i) for any and all breaches or alleged breaches of any representations, warranties, covenants or agreements of the Parties or of any other provisions of this Agreement, the Additional Agreements or in any documents, Schedules, instruments or certificates delivered pursuant thereto, or (ii) otherwise in connection with the transactions contemplated hereby.

            9.6 No Circular Recovery. Each Stockholder hereby agrees that it will not make any claim for indemnification against the Buyer, the Company or any Company Subsidiary by reason of the fact that such Stockholder was a controlling person, director, officer, employee or representative of the Company or any Company Subsidiary with respect to any claim brought by a Buyer Indemnified Person against any Stockholder relating to this Agreement or any of the transactions contemplated hereby.

                                    ARTICLE X

                                   DEFINITIONS

            10.1 For purposes of this Agreement, each of the defined terms is defined in the Section of the Agreement indicated below:

                             Index of Defined Terms

DEFINED TERM                                                                                SECTION
------------                                                                                -------
Additional Agreement................................................................               2.6
Affiliated Group....................................................................               4.8
Buyer...............................................................................      Introduction
Buyer Indemnified Persons...........................................................             9.2(a)

Buyer Material Adverse Effect.......................................................                    7.3(a)
CBI.................................................................................                       2.3
CBI Preferred Consideration.........................................................                       2.3
CBI Preferred Shares................................................................                       2.3
Code................................................................................                       4.8
Company.............................................................................              Introduction
Company Board.......................................................................     Preliminary Statement
Company Employee Plans..............................................................                   4.14(a)
Company Intellectual Property.......................................................                   4.10(a)
Company Leases......................................................................                    4.9(c)
Company Material Adverse Effect.....................................................                       4.7
Company Material Contracts..........................................................                      4.11
Company Permits.....................................................................                      4.16
Company SEC Documents...............................................................                       4.5
Company Subsidiaries................................................................                    4.1(b)
Company Subsidiary..................................................................                    4.1(b)
Company's Knowledge.................................................................                    4.9(a)
Confidentiality Agreement...........................................................                       6.2
D&O Insurance.......................................................................                     6.6(b)
DGCL................................................................................     Preliminary Statement
Disclosure Schedule.................................................................                Article IV
Employee Benefit Plans..............................................................                   4.14(c)
Environmental Law...................................................................                   4.13(b)
ERISA...............................................................................                   4.14(e)
ERISA Affiliate.....................................................................                   4.14(d)
Exchange Act........................................................................                       4.5
GAAP................................................................................                       4.5
Governmental Entity.................................................................                       3.4
Indemnification Claim...............................................................                    9.2(d)
Indemnifying Party..................................................................                    9.2(d)
Insurance Policies..................................................................                      4.18
Intellectual Property...............................................................                   4.10(a)
Losses..............................................................................                    9.2(a)
Management Agreement................................................................                    7.2(c)
Merger..............................................................................     Preliminary Statement
Parties.............................................................................              Introduction
Party...............................................................................              Introduction
Real Estate.........................................................................                    4.9(a)
SEC.................................................................................                       4.5
Stockholder.........................................................................              Introduction
Stockholders........................................................................              Introduction
Stockholders' Representative........................................................                       2.6
Straddle Period.....................................................................                       6.9
Subsidiary..........................................................................                    4.1(b)
Tax Returns.........................................................................                       4.8
Taxes...............................................................................                       4.8

Transitory Subsidiary...............................................................              Introduction
Warrant.............................................................................                       2.2
Warrant Consideration...............................................................                 2.2,  2.2
Warrants............................................................................                       2.2

                                   ARTICLE XI

                                  MISCELLANEOUS

            11.1 Notices. All notices, requests, claims and demands and other communications hereunder shall be in writing and shall be deemed duly delivered
(i) on the date of personal delivery or delivery by courier, if such date is a Business Day and such delivery was made prior to 4:00 p.m. (New York time), and otherwise on the next Business Day; (ii) five Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid; (ii) one Business Day after being sent for next business day delivery, fees prepaid, via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below; or (iv) on the date of facsimile transmission, if such date is a Business Day with confirmation of receipt prior to 4:00 p.m. (New York time), and otherwise on the next Business Day.

            (a) if to the Buyer or the Transitory Subsidiary, to:

                                    AAC Holding Corp.
                                    c/o Fenway Partners, Inc.
                                    152 W. 57th Street
                                    New York, NY 10029
                                    Telephone: (212) 698-9400
                                    Facsimile: (212) 658-9449
                                    Attention: Richard C. Dresdale
                                               Mac LaFollette

                                    with a copy to:

                                    Ropes & Gray LLP
                                    One International Place
                                    Boston, MA 02110
                                    Telephone: (617) 951-7799
                                    Facsimile: (617) 951-7050
                                    Attention: C. Todd Boes

            (b) if to the Company, to:

                                    American Achievement Corporation
                                    7211 Circle S Road
                                    Austin, Texas 78745
                                    Attention: David G. Fiore
                                    Telephone: (512) 444-0571
                                    Facsimile: (512) 443-5213

                                    with copies to:

                                    Castle Harlan, Inc.
                                    150 East 58th Street
                                    New York, New York 10155
                                    Attention: David B. Pittaway
                                    Telephone: (212) 644-8600
                                    Facsimile: (212) 207-8042

                                    Schulte Roth & Zabel LLP
                                    919 Third Avenue
                                    New York, New York 10022
                                    Attention: Marc Weingarten, Esq.
                                               Michael R. Littenberg, Esq.
                                    Telephone: (212) 756-2000
                                    Facsimile: (212) 593-5955

            (c) if to the Stockholders, to the applicable Stockholder at its address indicated on Schedule I, and:

                                    Castle Harlan, Inc.
                                    150 East 58th Street
                                    New York, New York 10155
                                    Attention: David B. Pittaway
                                    Telephone: (212) 644-8600
                                    Facsimile: (212) 207-8042

                                    with a copy to:

                                    Schulte Roth & Zabel LLP
                                    919 Third Avenue
                                    New York, New York 10022
                                    Attention: Marc Weingarten, Esq.
                                            Michael R. Littenberg, Esq.
                                    Telephone: (212) 756-2000
                                    Facsimile: (212) 593-5955

Any Party to this Agreement may give any notice or other communication hereunder using any other means, but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the Party for whom it is intended. Any Party to this Agreement may change the address to which notices and other communications hereunder are to be delivered by giving the other Parties to this Agreement notice in the manner herein set forth.

            11.2 Entire Agreement. This Agreement (including the Disclosure Schedule attached hereto, as amended pursuant to Section 8.1(d), if applicable) and any Additional Agreements constitute the entire agreement among the Parties hereto and supersede any prior understandings, agreements or representations by or among the Parties hereto, or any of them, written or oral, with respect to the subject matter hereof; provided, that, the Confidentiality Agreement shall remain in effect in accordance with its terms.

            11.3 No Third Party Beneficiaries. This Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any Person other than the Parties hereto and their respective successors and permitted assigns, or to create any third-party beneficiary hereto, except as specifically stated in Section 6.6(e).

            11.4 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the Parties hereto without the prior written consent of the other Parties, and any such assignment without such prior written consent shall be null and void, except that the Buyer may substitute any direct or indirect wholly-owned Subsidiary of the Buyer for the Transitory Subsidiary without consent of the Company; provided, that, each of the Buyer and the Transitory Subsidiary shall remain liable for all of its obligations under this Agreement.

            11.5 Fees and Expenses. With respect to the costs and expenses incurred in connection with the transactions contemplated by this Agreement:

            (a) if the Closing occurs, the Stockholders (i) will bear the Transaction Expenses of the Stockholders, the Company and the Company Subsidiaries, and (ii) will not have any liability in respect of any transaction expenses of the Buyer (which will be borne by the Company); or

            (b) if the Closing does not occur, the Buyer will not have any liability in respect of the Transactions Expenses of any Stockholder, the Company or any Company Subsidiary, nor will any Stockholder, the Company or any Company Subsidiary have any liability in respect of the transaction expenses of the Buyer.

            11.6 Amendment. This Agreement may be amended by the mutual consent of the Buyer, the Company and the Stockholders' Representative at any time prior to the Effective Time. Thereafter, it may be amended by the mutual consent of the Buyer, the Surviving Corporation and the Stockholders' Representative. This Agreement may not be amended except by an instrument in writing signed on behalf of the requisite Parties.

            11.7 Extension; Waiver. At any time prior to the Effective Time, the Parties hereto may (i) extend the time for the performance of any of the obligations or other acts of the other Parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and
(iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a Party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. The failure of any Party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

            11.8 Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words "include," "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation." As used in this Agreement, the term "affiliate(s)" shall have the meaning set forth in Rule 12b-2 of the Exchange Act. Whenever this Agreement indicates that the Company or any Company Subsidiary has "made available" any document to the Buyer, such statement shall be deemed to be a statement that such document was (i) delivered to the Buyer, (ii) made available for viewing online on the "Deutsche Bank Workspace Project Ring Intralinks Virtual Data Room" as of December 4, 2003 or (iii) was listed as an exhibit in the Most Recent 10-K. Notwithstanding the foregoing, each of the minute books of the Company and the Company Subsidiaries set forth on Section 11.8 of the Disclosure Schedule shall be deemed to have been delivered to the Buyer.

            11.9 Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile), all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the Parties and delivered to the other Parties.

            11.10 Severability. If any term, provision, covenant or restriction of this Agreement is held by a Governmental Entity of competent jurisdiction to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

            11.11 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of New York.

            11.12 Submission to Jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought exclusively in any federal or state court located in the County of New York in the State of New York, and each of the Parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each Party agrees that service of process on such Party as provided in Section 11.1 as to giving notice hereunder shall be deemed effective service of process on such Party.

            11.13 Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy shall not preclude the exercise of any other remedy. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which the Parties are entitled at law or in equity.

            11.14 Waiver of Jury Trial. Each of the Parties hereby irrevocably waives all rights to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the transactions contemplated hereby or the actions or omissions of any Party in the negotiation, administration, performance and enforcement of this Agreement.

                [Remainder of this page intentionally left blank]

            IN WITNESS WHEREOF, the Company, the Buyer, the Transitory Subsidiary and the Stockholders have signed or caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                  AMERICAN ACHIEVEMENT CORPORATION

                                  By:___________________________________________
                                     Name:  David G. Fiore
                                     Title: President and Chief
                                            Executive Officer

                                  AAC HOLDING CORP.

                                  By:___________________________________________
                                     Name:  Mac LaFollette
                                     Title

                                  AAC ACQUISITION CORP.

                                  By:___________________________________________
                                     Name:  Mac LaFollette
                                     Title:

                                  STOCKHOLDERS:

                                  CASTLE HARLAN PARTNERS II, L.P.

                                  By:___________________________________________
                                     Name:
                                     Title:

                                  CASTLE HARLAN PARTNERS III, L.P.

                                  By:___________________________________________
                                     Name:
                                     Title:

                                  CASTLE HARLAN OFFSHORE PARTNERS III, L.P.

                                  By:___________________________________________
                                     Name:
                                     Title:

                                  CASTLE HARLAN OFFSHORE PARTNERS, L.P.

                                  By:___________________________________________
                                     Name:
                                     Title:

                                  CASTLE HARLAN AFFILIATES III, L.P.

                                  By:___________________________________________
                                     Name:
                                     Title:

                                  FROGMORE FAMILY FUND, LLC

                                  By:___________________________________________
                                     Name:
                                     Title:

                                  BRANFORD CASTLE HOLDINGS, INC.

                                  By:___________________________________________
                                     Name:
                                     Title:

                                  DRESDNER BANK, AG, GRAND CAYMAN BRANCH

                                  By:___________________________________________
                                     Name:
                                     Title:

                                  LEONARD M. HARLAN

                                  ___________________________________________

                                  DAVID B. PITTAWAY

                                  ___________________________________________

                                  JONATHON I. MARK

                                  ___________________________________________

                                  DAVID H. CHOW

                                  ___________________________________________

                                  ZANE TANKEL

                                  ___________________________________________

                                  EDWARD O. VETTER

                                  ___________________________________________

                                  KEN ROMAN

                                  ___________________________________________

                                  DAVID G. FIORE

                                  ___________________________________________

                                  CHARLYN A. DAUGHERTY

                                  ___________________________________________

                                  PARKE H. DAVIS

                                  ___________________________________________

                                  DONALD A. PERCENTI

                                  ___________________________________________

                                  CLYDE W. WALLS

                                  ___________________________________________

                                  STOCKHOLDERS' REPRESENTATIVE
                                  (A SIGNATORY HERETO FOR PURPOSES OF
                                  SECTION 2.5):

                                  CASTLE HARLAN, INC.

                                  ___________________________________________

                                   SCHEDULE I

                                  STOCKHOLDERS

                                                                 NUMBER OF          NUMBER OF
                                                                 SHARES OF          SHARES OF
                                                                   COMMON            SERIES A          PRO-RATA
         NAME                        ADDRESS                       STOCK          PREFERRED STOCK     PERCENTAGE
----------------------     -----------------------------         ----------       ---------------     ----------
                           150 East 58th Street
Castle Harlan              New York, New York 10155
Partners II, L.P.          Attention: David B. Pittaway          330,840.00          406,240.00         40.86%

                           150 East 58th Street
Castle Harlan              New York, New York 10155
Partners III, L.P.         Attention: David B. Pittaway          413,072.45          515,429.13         51.01%

Castle Harlan              150 East 58th Street
Offshore Partners III,     New York, New York 10155
L.P.                       Attention: David B. Pittaway            6,773.12            8,451.62          0.84%

Castle Harlan              150 East 58th Street
Offshore Partners,         New York, New York 10155
L.P.                       Attention: David B. Pittaway           20,804.00           25,545.00          2.57%

                           150 East 58th Street
Castle Harlan              New York, New York 10155
Affiliates III, L.P.       Attention: David B. Pittaway            6,902.40            8,612.67          0.85%

                           150 East 58th Street
Frogmore Family            New York, New York 10155
Fund, LLC                  Attention: David B. Pittaway            1,572.97            1,961.84          0.19%

                           150 East 58th Street
Branford Castle            New York, New York 10155
Holdings, Inc.             Attention: David B. Pittaway            4,622.06            5,728.87          0.57%

                           150 East 58th Street
Leonard M. Harlan          New York, New York 10155                2,313.14            2,866.90          0.29%

                           150 East 58th Street
David B. Pittaway          New York, New York 10155                1,004.95            1,126.12          0.12%

Jonathon I. Mark                                                     105.91              129.85          0.01%

Dresdner Bank, AG,         150 East 58th Street
Grand Cayman               New York, New York 10155
Branch                     Attention: David B. Pittaway           18,483.00           22,697.00          2.28%

David H. Chow                                                        234.00              234.00          0.03%

                           150 East 58th Street
Zane Tankel                New York, New York 10155                  938.00              938.00          0.12%

                           150 East 58th Street
Edward O. Vetter           New York, New York 10155                  400.00              400.00          0.05%

                           150 East 58th Street
Ken Roman                  New York, New York 10155                  423.64              519.36          0.05%

                           7211 Circle S Road
David G. Fiore             Austin, Texas 78745                         0.00            5,500.00          0.00%

                           7211 Circle S Road
Charlyn A. Daugherty       Austin, Texas 78745                       328.00              328.00          0.04%

                           7211 Circle S Road
Parke H. Davis             Austin, Texas 78745                       188.00              188.00          0.02%

                           7211 Circle S Road
Donald A. Percenti         Austin, Texas 78745                       469.00              469.00          0.06%

                           2203 Onion Creek Parkway
                           # 17
Clyde W. Walls             Austin, Texas 78747                       300.00                0.00          0.04%
                                                                 ----------        ------------        ------
                                                                 809,774.64        1,007,365.36        100.00%
                                                                 ----------        ------------        ------

                                   SCHEDULE II

                                    WARRANTS

                                    NUMBER OF SHARES OF COMMON
         WARRANT HOLDER              STOCK UNDERLYING WARRANT     EXERCISE PRICE
--------------------------------    --------------------------    --------------
Castle Harlan Partners III, L.P.              19,820                   $ 6.67
Deutsche Banc Alex. Brown, Inc.                1,585                   $ 6.67

                                                STRIKE
        NAME                      AMOUNT         PRICE
---------------------             ------        ------
Alan Heath                           500        $ 1.51
Charlyn A. Cook                    2,757        $ 7.02
Charlyn A. Cook                    2,243        $ 1.51
Charlyn A. Cook                    4,000        $ 6.02
David G. Fiore                    12,524        $ 7.02
David G. Fiore                    12,500        $ 1.51
David G. Fiore                    10,000        $ 6.02
David Nesuda                         250        $ 1.51
Don Griffin                          400        $ 1.51
Donald J. Percenti                 2,757        $ 7.02
Donald J. Percenti                 2,243        $ 1.51
Donald J. Percenti                 4,000        $ 6.02
Ed Vetter                            937        $ 7.02
Ed Vetter                            178        $ 1.51
Fred Partlo                          250        $ 1.51
Gary C. Jones                        388        $ 7.02
Gary Gallivan                        600        $ 1.51
Gary Gerritsen                     1,034        $ 7.02
Gary Thompson                        250        $ 1.51
George Olsen                         600        $ 1.51
Harold E. Mitts                      500        $ 1.51
J. David Weber                       388        $ 7.02
Jason Loos                           250        $ 1.51
Jeff Fix                           2,000        $ 6.02
Jerry J. Engler                      388        $ 7.02
Jorge Espinoza                       500        $ 1.51
Joseph T. Flanagan                   500        $ 1.51
Karen Heisel                         250        $ 1.51
Kean Chan                            388        $ 7.02
Ken Roman                          1,059        $11.70
Kenneth Thornberry                   500        $ 1.51
Laura Conway                         250        $ 1.51
Leah Bush                            500        $ 1.51
Lisa Raper Williamson                500        $ 6.02
Loxy Passmore                        388        $ 7.02
Loxy Passmore                        112        $ 1.51
Marilyn Hamblin                      172        $ 7.02
Marilyn Hamblin                      228        $ 1.51
Michael Metcalf                      250        $ 1.51
Norma B. Lockwood                    250        $ 1.51
Norman Smith                       2,500        $ 1.51
Ollie F. Myers                       500        $ 1.51
Parke H. Davis                     2,757        $ 7.02
Parke H. Davis                     2,243        $ 1.51
Parke H. Davis                     4,000        $ 6.02
Phillip Endicott                     388        $ 7.02
Phillip Endicott                     112        $ 1.51
Riccardo Parra                       250        $ 1.51
Robert McQuade                       517        $ 7.02
Roger Smith                          388        $ 7.02
Roger Smith                          212        $ 1.51
Sandra Russell                       500        $ 1.51
Sharon Brown                       2,000        $ 1.51
Sherice P. Bench                   1,034        $ 7.02
Sherice P. Bench                   3,966        $ 1.51
Sherice P. Bench                   4,000        $ 6.02
Solomon Cohen                        250        $ 1.51
Steven Bauer                         500        $ 1.51
T. David Collier                     388        $ 7.02
T. David Collier                     112        $ 1.51
William Cheney                       500        $ 1.51
William Homan                        500        $ 1.51
William M. Petrasek                  388        $ 7.02
William Suhr                         500        $ 1.51
Zane Tankel                          937        $ 7.02
Zane Tankel                          178        $ 1.51

TOTAL                             97,404

                                                                       EXHIBIT A

                           Form of Warrant Termination

                                                                       EXHIBIT B

                       CBI's Certificate of Incorporation

                                                                       EXHIBIT C

               Sample Balance Sheet and form of Estimated Working
                   Capital Statement (as of November 29, 2003)

AMERICAN ACHIEVEMENT CORPORATION
BALANCE SHEET
(IN THOUSANDS)
(UNAUDITED)

                                                               COMPANY MONTHLY
                                                              REPORTING PACKAGE
                                                                    NOV-03
                                                              -----------------
ASSETS

Current Assets

               Cash                                                  4,339
               Accounts Receivable - Trade                          46,867
                 Allowance for Doubtful Accounts                    (3,616)
               Accounts Receivable - Other                           5,385
               Inventory                                            29,667
               Prepaid Expenses                                     21,790
                                                                   -------
Total Current Assets                                               104,432

Total Fixed Assets-Net                                              68,676

Other Assets

               Trademarks                                           47,340
               Transaction Costs                                    10,522
               Goodwill                                            178,504
                 Accumulated Amortization                          (31,016)
               Other Assets                                         25,987
                                                                   -------
Total Other Assets                                                 231,337
                                                                   -------
TOTAL ASSETS                                                       404,445
                                                                   =======

               Sample Balance Sheet and form of Estimated Working
              Capital Statement (as of November 29, 2003) - cont'd

LIABILITIES & EQUITY

Current Liabilities

               Bank Overdraft                                          3,264
               Accounts Payable - Trade                                9,898
               Accrued Expenses                                       37,706
               Customer Prepayments                                   27,985
               Consigned Gold                                          6,997
Total Current Liabilities                                             85,850

Long Term Debt

               Bank Revolver                                               0
               Senior Unsecured Notes/AAC                            177,000
               Discount on Senior Unsecured Notes                     (1,076)
               11% Senior Subordinated Notes                          41,355
                                                                     -------
Total Long Term Debt                                                 217,279
Other Long Term Liabilities                                           11,792
Intercompany Liability                                                     0

Reedemable Minority Interest in Subsidiary                            18,350

Stockholders' Equity

               Preferred Stock - Series A                                 10
               Common Stock                                                8
               Additional Paid in Capital                             95,350
               Retained Earnings - Prior                             (18,375)
               Retained Earnings - Current                              (686)
               Other Comprehensive Income (OCI)                       (5,133)
                                                                     -------
Total Stockholders' Equity                                            71,174
                                                                     -------
TOTAL LIABILITIES & EQUITY                                           404,445
                                                                     =======

               Sample Balance Sheet and form of Estimated Working
              Capital Statement (as of November 29, 2003) - cont'd

AMERICAN ACHIEVEMENT CORPORATION
WORKING CAPITAL STATEMENT
(IN THOUSANDS)
(UNAUDITED)

                                                             COMPANY                             ESTIMATED
                                                             MONTHLY                              WORKING
                                                            REPORTING                             CAPITAL
                                                             PACKAGE                             STATEMENT
                                                             NOV-03                               NOV-03
                                                            ---------                            ---------
ASSETS
Current Assets

               Accounts Receivable - Trade                    46,867                               46,867
                 Allowance for Doubtful Accounts              (3,616)                              (3,616)
               Accounts Receivable - Other                     5,385                                5,385
               Inventory                                      29,667                               29,667
               Prepaid Expenses                               21,790          (3,594) (2)          18,196
                                                             -------                               ------
Total Current Assets                                         100,093                               96,499

LIABILITIES & EQUITY
Current Liabilities

               Accounts Payable - Trade                        9,898                                9,898
               Accrued Expenses                               37,706 (1)                           37,706
               Customer Prepayments                           27,985                               27,985
               Consigned Gold                                  6,997                                6,997
                                                             -------                               ------
Total Current Liabilities                                     82,586                               82,586
                                                             -------                               ------
Working Capital @ November 2003                                                                    13,913
                                                             -------                               ------

(1) Contains accrued interest of $10,283.

(2) Contains deferred tax asset of $6,378 and for Estimated Working Capital Statement, all amounts in excess of $2,784 are excluded.

                                                                       EXHIBIT D

MAXIMUM AND MINIMUM WORKING CAPITAL AND CASH AMOUNTS
(dollars in thousands)

   WEEK          MINIMUM WORKING          MAXIMUM WORKING         MINIMUM CASH         MAXIMUM CASH
  ENDING          CAPITAL AMOUNT          CAPITAL AMOUNT             AMOUNT               AMOUNT
---------        ---------------          --------------          ------------         ------------
1/30/2003             14,104                  15,904                 11,008               12,808
2/6/2003              14,057                  15,857                 11,225               13,025
2/13/2003             14,010                  15,810                 11,442               13,242
2/20/2003             13,963                  15,763                 11,658               13,458
2/27/2003             13,916                  15,716                 11,875               13,675
3/5/2003              13,722                  15,522                 12,483               14,283
3/12/2003             13,528                  15,328                 13,091               14,891
3/19/2003             13,334                  15,134                 13,698               15,498
3/26/2003             13,140                  14,940                 14,306               16,106
4/2/2003              12,946                  14,746                 14,914               16,714

                                                                       EXHIBIT E

                                Financing Letters

                                                                       EXHIBIT F

                   Schedule of Projected Capital Expenditures

CAPITAL EXPENDITURES
($ in thousands)

                                                           MANAGEMENT PROJECTIONS
                                         ------------------------------------------------------------
                                         SEP-03    OCT-03       NOV-03    DEC-03     JAN-04   FEB-04
                                         ------    ------       ------    ------     ------   -------
CUMULATIVE CAPITAL EXPENDITURE           $3,886    $5,097       $5,948    $7,445     $8,346   $10,120

                                                           MANAGEMENT PROJECTIONS
                                        --------------------------------------------------------------
                                         MAR-04    APR-04       MAY-04    JUN-04    JUL-04     AUG-04
                                        -------   -------      -------   -------    -------   --------
CUMULATIVE CAPITAL EXPENDITURE          $11,017   $11,902      $13,611   $14,493    $15,372   $17,000

                                                                       EXHIBIT G

                          Scope of Environmental Review

                                                           [O'BRIEN & GERE LOGO]

      MEMORANDUM

      TO:      Richard Dresdale, Mac LaFollette, Sanjay Morey - Fenway Partners

      CC:      Stuart J Spiegel - O'Brien & Gere

      FROM:    Scott Scheidelman

      DATE:    7/10/2004

      RE: American Achievement Corporation Phase I ESA/Environmental Compliance Review

At your request, O'Brien & Gere Engineers, Inc. (O'Brien & Gere) has prepared this scope of services to perform Phase I Environmental Site Assessments (ESAs) and environmental compliance reviews of multiple American Achievement Corporation facilities. It is our understanding at this time that there are eight (8) facilities in the following locations that will be visited. These include the following:

            - Louisville, Kentucky

            - Malverne, Pennsylvania

            - San Angelo, Texas

            - Dallas, Texas

            - El Paso, Texas (4605 Osborne Drive)

            - El Paso, Texas (10365 Railroad Drive)

            - Austin, Texas

            - Juarez, Mexico

            Our scope for each facility will include a Phase I environmental site assessment (ESA) in accordance with ASTM procedure E1527-00. Additionally, an environmental compliance review will be conducted of each facility. As you are aware, at your previous request, O'Brien & Gere has conducted a review of environmental reports that you provided for these facilities (with the exception of the Mexico location). Based on that review, we recommend that all sites are visited and a Phase I ESA and environmental compliance review be conducted.

            The following paragraphs describe the detailed scope of services that will be performed:

            1. Phase I Environmental Site Assessment - The assessment will involve a review of information indicating site and neighboring land use (past and present), uses of the site, environmental regulatory activity connected with the site, and a reconnaissance of structures or related property. Examples of issues that will be addressed include impacts of surrounding land uses, PCB-containing equipment, underground and above ground tanks, hazardous waste or material storage, and incidents of spills of the aforementioned materials as may be applicable to this property.

                  A site inspection will be conducted and will include:

                  a) a visual observation of current practices at the site, material storage and handling procedures, and waste disposal activities, and

                  b) interviews with appropriate personnel regarding the details of past activities as listed in (a).

                  State and federal regulatory listings will be checked in accordance with provisions of the ASTM procedure (i.e., CERCLIS, and the state list of inactive disposal areas) to assess whether the site may be subject to current or future regulatory action. If appropriate, local municipal offices will be queried as to the status of past activities at this location. Historical aerial photographs and/or city directories will be reviewed for an indication of past land use at the property and adjacent properties, where appropriate. Surrounding land use and activities may suggest other avenues to follow regarding past site conditions and usage.

                  The following information is requested for the Phase I ESA:

                  - contact names and telephone numbers for each facility

                  - copies of previous environmental reports

                  In accordance with ASTM E1527-00 (Section 12.1.4), the following, which is not intended to be all inclusive, represents out-of-scope items with respect to this ESA and, therefore, will not be addressed: asbestos-containing materials, radon, lead-based paint, lead in drinking water, and wetlands; in addition, O'Brien & Gere will not address interpretations of zoning regulations, building code requirements, or property title issues as part of this scope.

                  Environmental compliance review - The main focus of the document review is to support the evaluation of facility compliance with the following federal statutes, as applicable to the specific facilities and their operations:

                  - Solid Waste Disposal Act (SWDA),

                  - Resource Conservation and Recovery Act (RCRA),

                  - Hazardous and Solid Waste Amendments (HSWA),

                  - Underground Storage Tank (UST) provisions of RCRA

                  - Clean Air Act and promulgated regulations

                  - Clean Water Act and promulgated regulations

                  - Emergency Planning and Community Right-to-Know Act (EPCRA)
                    and promulgated regulations, to the extent they may apply to reporting and releases

                  - Section 103 of the Comprehensive Environmental Response,
                    Compensation and Liability Act (CERCLA) and promulgated regulations

                  - Toxic Substances Control Act (TSCA) and promulgated
                    regulations as they relate to PCBs and represent a standard of care for asbestos.

            2. Report preparation - O'Brien & Gere will prepare an individual report for each of the eight facilities. Each report will contain an introductory section that will present the methodology used in the investigation, as well as programmatic issues at the facility, and comments (as may be appropriate), and individual sections addressing site environmental quality.

            This Phase I ESA and environmental compliance review will not involve any sampling of any media or materials found at or under any of the eight facilities, and O'Brian & Gere agree not to conduct any sampling of any media or materials found at or under any of the eight facilities. O'Brian & Gere further agrees that it will not engage in any dialogue or conversation, verbal or in writing, with any representative of any governmental authority on any substantive matter regarding the American Achievement Corporation, its subsidiaries or its facilities without the express written authorization from the American Achievement Corporation, which authorization will not be unreasonably withheld or delayed; provided, that, O'Brian & Gere may, without obtaining such authorization, review governmental files and related regulatory documents and make procedural inquiries regarding such files and documents.

            As you are aware, we will be working through the Holiday season and will require full Company co-operation during that period to complete this work in a timely fashion.

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            INDEMNIFICATION

      The report prepared as part of this ESA is intended solely for the use of Fenway and its lender. O'Brien & Gere can address this report to additional parties with the execution of a secondary client agreement and payment of a minimal administrative fee. To expedite completion of these services please advise us if additional reports will be needed.

            This assessment does not constitute legal advice or opinion. Given changing regulatory requirements and the potential legal implications of such an assessment, you may wish to consult legal counsel as part of the overall review of this assessment.

      O'Brien & Gere agrees to correct or re-perform, without additional cost to Fenway, services not performed in accordance with the standard of care prevailing at the time and in the place where such service is performed. O'Brien & Gere agrees to defend, indemnify, and hold harmless Fenway, its directors, officers, employees, agents, successors and assigns from damages suffered or costs and expenses incurred, including reasonable attorney's fees, in the proportion and to the extent caused by O'Brien & Gere willful misconduct or negligent acts, errors or omissions. O'Brien & Gere's maximum liability shall be limited to the invoiced amount of these services. The parties waive any right they may have in law or in equity to demand or receive consequential damages or punitive damages.

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                                                                       EXHIBIT H

                                   Facilities

Facilities located at:

      - 1550 Mockingbird Lane, Dallas, Texas

      - 67 Great Valley Parkway, Malvern, Pennsylvania

      - 2027 Industrial Drive, San Angelo, Texas

      - 10365 Railroad Drive, El Paso, Texas

      - 3210 Dyer Street, El Paso, Texas